SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TFS FINANCIAL CORPORATION
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To our Stockholders:
The 2019 annual meeting of stockholders of TFS Financial Corporation (the “Company”) will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 21, 2019, at 9:00 a.m., local time, for the following purposes:

1.	To elect four directors, each to hold office for a three-year term and until his or her successor has been duly elected and qualified;

2.	To conduct an advisory vote on the compensation of our named executive officers;

3.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent accountant for the Company’s fiscal year ending September 30, 2019; and

4.	To transact all other business that properly comes before the meeting.
Only stockholders of record at the close of business on December 24, 2018 will be entitled to notice of and to vote at the meeting or any adjournment thereof. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, date and sign the available proxy card and return it to the Company. Alternatively, you may vote via telephone or over the Internet.
All stockholders of record entitled to vote at the annual meeting should receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice of Internet Availability. The principal address of the Company is 7007 Broadway Avenue, Cleveland, Ohio 44105.
By order of the Board of Directors,
Marc A. Stefanski
Chairman of the Board, President and Chief Executive Officer
January 8, 2019

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE AVAILABLE
PROXY CARD OR VOTE VIA TELEPHONE OR OVER THE INTERNET.

TFS FINANCIAL CORPORATION
7007 Broadway Avenue
Cleveland, Ohio 44105
PROXY STATEMENT
Our Board of Directors is providing this proxy statement to ask for your vote as a stockholder of TFS Financial Corporation (the “Company,” “we,” “us” or “our”) on certain matters to be voted on at our next annual meeting of stockholders, which will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 21, 2019, at 9:00 a.m., local time. We are making these proxy materials, along with our 2018 Annual Report to Stockholders, available to you electronically on or about January 8, 2019.

ABOUT THE MEETING
What Is the Purpose of the Annual Meeting of Stockholders?
At our annual meeting of stockholders, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of four directors, an advisory vote on the compensation of our named executive officers and a proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent accountant for the Company’s fiscal year ending September 30, 2019. We are not aware of any other matter that will be presented for your vote at the meeting.
Who Is Entitled to Vote?
Only stockholders of record at the close of business on the record date, December 24, 2018, are entitled to receive notice of and to vote the shares of our common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder as of the record date to cast one vote on each matter acted upon at the meeting. As of the record date, the Company had outstanding 280,169,664 shares of common stock.
What if My Shares Are Held in the Third Federal Savings Associate Stock Ownership Plan or the Third Federal Savings 401(k) Savings Plan?
If you are a participant in the Third Federal Savings Associate Stock Ownership Plan (the “ASOP”) or the Third Federal Savings 401(k) Savings Plan (the “401(k) Plan”) and you own shares of our common stock through those plans, you have been provided voting instruction forms with respect to shares you may vote under those plans. Although the trustee or administrator for each plan votes all shares of our common stock held by that plan, each participant may direct the trustee or administrator how to vote the shares of our common stock allocated to his or her plan account. You must provide voting instructions to the trustee or administrator by February 15, 2019, for them to be effective. If you own shares of our common stock through either of these plans and do not provide voting instructions to the trustee or administrator by February 15, 2019, the respective trustee or administrator will vote the shares of common stock in accordance with the terms of the respective plans, which provide that the trustee or administrator will vote any shares of our common stock for which it has received no voting instructions in the same proportions as it votes the shares of our common stock for which it has received instructions from plan participants. You also may revoke previously given voting instructions prior to February 15, 2019, by filing with the trustee or administrator either written notice of revocation or a properly completed voting instruction form bearing a later date.
Who Can Attend the Meeting?
Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring to the annual meeting a copy of your brokerage statement reflecting your ownership of shares of our common stock as of the record date in order to be admitted.

When and Where Is the Meeting?
The meeting will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 21, 2019, at 9:00 a.m., local time. Parking is available in our visitor parking lot, which you can enter from Aetna Avenue.
What Constitutes a Quorum?
The presence at the meeting, either in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will represent a quorum, permitting the conduct of business at the meeting. Proxies received by the Company but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum. A broker non-vote occurs if your shares are held in “street name” by a broker or nominee and the broker or nominee reports your shares as non-votes because you did not provide your broker or nominee with voting instructions for your shares.
What Vote Is Required to Approve Each Proposal, Assuming that a Quorum Is Present at the Annual Meeting of Stockholders?
Proposal One: Election of Directors.  The four nominees for director who receive the greatest number of affirmative votes will be elected directors, and abstentions and broker non-votes will not count as votes for any nominee for director.
Proposal Two: Advisory Vote on Executive Compensation. The Company is presenting an advisory vote on the compensation of its named executive officers. See page 39 under “Proposal Two: Advisory Vote on Executive Compensation” for additional information. If a majority of the votes cast on this proposal are cast in favor of approval, the proposal will be approved. Abstentions will be treated as votes cast and will have the same effect as a vote against approval. Broker non-votes are not considered votes cast either for or against approval. While our Board of Directors intends to consider carefully the stockholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.
Proposal Thee: Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Accountant.  The Audit Committee of the Board of Directors plans to reappoint Deloitte & Touche LLP as the Company’s independent accountant to audit our financial statements for the fiscal year ending September 30, 2019, subject to the ratification of the appointment by our stockholders as required by our bylaws. See page 40 under “Proposal Three: Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Accountant” for additional information. If a majority of votes cast on this proposal are cast in favor of approval, the proposal will be approved. Abstentions will be treated as votes cast and will have the same effect as a vote against ratification. Broker non-votes are not considered votes cast and will not be counted either for or against ratification.
How Does Third Federal Savings and Loan Association of Cleveland, MHC Intend to Vote Its Shares?
All stockholder votes will include the vote of Third Federal Savings and Loan Association of Cleveland, MHC ("TFS, MHC"), which, as of December 24, 2018, owned 227,119,132 shares, or 81.1%, of our outstanding common stock. As such, the vote of TFS, MHC will be determinative of the outcome of any vote or election. TFS, MHC intends to vote for the election of the Board of Directors’ four nominees for director, to vote for the proposal to approve the compensation of our named executive officers, to vote for ratification of the selection of Deloitte & Touche LLP, and to vote in accordance with the recommendation of the Board of Directors on any other matter that properly comes before the meeting.
How Do I Vote?
You may cast your vote in person at the meeting or in any one of the following ways:
By Telephone:  You may call the toll-free number printed on the accompanying proxy card. Follow the simple instructions and use the personalized control number printed on your Notice of Internet Availability in order to vote your shares. You will be able to confirm that your vote has been recorded properly. Telephone voting is available 24 hours a day. If you vote by telephone, you should not return a proxy card.
Over the Internet:  You may visit the web site printed on the accompanying proxy card. Follow the simple instructions and use the personalized control number printed on your Notice of Internet Availability in order to vote your shares. You will be able to confirm that your vote has been recorded properly. Internet voting is available 24 hours a day. If you vote over the Internet, you should not return a proxy card.

By Mail:  You may mark, sign and date the accompanying proxy card and return it to the address provided on the proxy card.
If you sign, date and return the accompanying proxy card or vote by telephone or via the Internet, the shares of common stock represented by your proxy will be voted as you specify. If you return a signed and dated proxy card, but do not indicate how your shares of common stock should be voted, the shares of common stock represented by your proxy will be voted to elect the directors set forth under the caption “Election of Directors,” for approval of the proposal concerning the compensation of our named executive officers and for ratification of the selection of Deloitte & Touche LLP as the Company’s independent accountant to audit our financial statements for the fiscal year ending September 30, 2019.
Will My Shares Be Voted if I Do Not Provide Instructions to My Broker?
If you are the beneficial owner of shares held in “street name” by a broker or other nominee, the broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. Brokers and other nominees have the authority to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is considered a routine matter for which brokers and other nominees may vote without specific instructions from their customers. The election of directors and the advisory vote on executive compensation are not considered routine matters, We urge you to provide instructions to your broker or nominee so that your vote may be counted on these important matters. You should direct the vote of your shares by following the instructions provided on the voting instructions card you received from your broker or other nominee and return the voting instructions card to your broker or other nominee in a timely manner to ensure that your shares are voted on your behalf.
May I Revoke My Proxy or Change My Vote?
You may revoke or change your vote at any time before your proxy has been exercised by filing a written notice of revocation or a duly executed proxy bearing a later date with the Company at the Company’s principal address indicated on the attached Notice of Annual Meeting of Stockholders, by submitting another timely, later-dated vote by telephone or Internet or by giving notice of revocation to the Company in open meeting. However, your presence at the annual meeting alone will not be sufficient to revoke your previously-granted proxy or vote. Beneficial stockholders may revoke any prior voting instructions by contacting the broker or other nominee that holds their shares prior to the deadline provided in the voting instructions received from your broker or other nominee.
How Will the Proxy Solicitation Be Conducted?

This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation of your proxy will be borne by the Company. In addition to solicitation of proxies by mail and electronically, officers and associates of the Company may solicit proxies in person, by telephone or by facsimile. These officers and associates will not receive any additional compensation for their participation in the solicitation process.

PROPOSAL ONE: ELECTION OF DIRECTORS

You will be voting on the election of four directors at the annual meeting of stockholders. On October 25, 2018, the Board of Directors adopted an amendment to the Company's bylaws to increase the number of directors from nine to ten. The Company appointed Ashley H. Williams to the Board of Directors to fill the vacancy created by the increase. As required by the Company's bylaws, Ms. Williams will serve until the 2019 annual meeting of stockholders, at which time she will stand for re-election.
The Board of Directors is divided into three classes, each consisting of a number of directors as nearly equal as possible. The directors in each class are elected for terms of three years so that the term of office of one class of directors expires at each annual meeting of stockholders. At this annual meeting of stockholders, the stockholders will consider the election of four directors each for a three-year term expiring in 2022, and until his or her successor is elected and qualified. The current terms of office of Martin J. Cohen, Robert A. Fiala, John P. Ringenbach and Ashley H. Williams will expire on the day of this annual meeting of stockholders. The Board of Directors has nominated each of these incumbent directors for election at the annual meeting of stockholders. At the meeting, unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect Martin J. Cohen, Robert A. Fiala, John P. Ringenbach and Ashley H. Williams.
If for any reason any of the nominees is unable to serve as a director at the time of the election (which is not expected), the shares of common stock represented by your proxy will be voted for the election of a substitute nominee recommended by the Board of Directors, acting as our nominating committee, if the Board makes any such recommendation. The following table sets forth information regarding our directors:

Name	Age	Positions Held in TFS Financial Corporation	Director Since	Term of Office Expires
Nominees for Director

Martin J. Cohen	65	Director	2006	2019
Robert A. Fiala	65	Director	2005	2019
John P. Ringenbach	69	Director	2015	2019
Ashley H. Williams (1)	34	Director	2018	2019

Directors Continuing in Office

Anthony J. Asher	80	Director	2008	2021
William C. Mulligan	65	Director	2007	2020
Terrence R. Ozan	72	Director	2011	2020
Marc A. Stefanski	64	Chairman of the Board, President, Chief Executive Officer and Director	1987	2020
Ben S. Stefanski III (2)	46	Director, Secretary	2010	2021
Meredith S. Weil	52	Director, Chief Operating Officer	2014	2021

(1) Ashley H. Williams is the daughter of Marc A. Stefanski.
(2) Ben S. Stefanski III is the nephew of Marc A. Stefanski.
The Board of Directors recommends that stockholders vote FOR the nominees for election set forth above.
Business Experience of Each Nominee for Director
Martin J. Cohen has been a managing partner of H & M Management Company, a real estate management company, since 1975 and is manager and part owner of eight apartment communities. He has managed and owned other commercial and single family properties. Mr. Cohen also has previous financial-related experience in the banking industry, and as a former instructor of finance at Case Western Reserve, and has maintained leadership positions in various trade and community organizations. These skills provide a useful resource in his service on the Board and the Audit Committee.

Robert A. Fiala is a partner in the architecture firm ThenDesign, which he founded in 1989. He is also the mayor of Willoughby, Ohio, and previously served on its City Council. Mr. Fiala is a current and past board member of several local nonprofit institutions. Mr. Fiala’s management and business experience in operating his own company and his extensive civic and community responsibilities bring extensive knowledge and business acumen, as well as knowledge of the local community served by the Company, to his service on the Board and the Compensation Committee.
John P. Ringenbach has over 40 years of banking experience, including 18 years as chief operating officer of Third Federal Savings and Loan before retiring in 2012. Prior to joining Third Federal Savings and Loan, he was President and Chief Executive Officer of Commerce Exchange Bank, a company specializing in the small business market. He also spent 14 years at Ameritrust. Mr. Ringenbach's many years of service in the financial services area, including as an officer of Third Federal Savings and Loan, bring knowledge of the financial, operational and regulatory challenges that the Company faces, which provides a valuable resource to his service on the Board, as well as the Compensation Committee.
Ashley H. Williams was named to the Board of Directors in 2018. Ms. Williams most recently served as Vice President of the Third Federal Foundation to support its education and community revitalization efforts from 2017 to 2018. From 2007 to 2017, Ms. Williams served as Vice President of Institutional Equity Sales for Sandler O’Neill + Partners in New York, where she regularly researched the more than 300 U.S. financial companies in her portfolio and sold security offerings to institutional clients. Ms. Williams holds a Bachelor of Arts degree from Emory University in Atlanta, Georgia. She is the daughter of Marc A. Stefanski and granddaughter of Ben and Gerome Stefanski, the founders of Third Federal Savings and Loan. Ms. Williams brings a broad knowledge of U.S. financial companies, strategy involving securities offerings, and commitment to education and community revitalization, all of which are valuable perspectives for the Board.

Business Experience of Each Continuing Director
Anthony J. Asher is the Chairman of Weston, Inc., one of the largest industrial property owners in the Cleveland, Ohio area, which Mr. Asher founded in 1971. Mr. Asher also founded one of the largest title agencies in the Cleveland area. This experience, combined with his background as an entrepreneur, provides invaluable skills used in his service on the Board and the Audit Committee.
William C. Mulligan has served as the Managing Director of Primus Capital Funds, a private equity firm, since 1987. Mr. Mulligan joined Primus Capital Funds in 1985 from McKinsey & Company, Inc., an international management consulting firm. Mr. Mulligan serves as a director of several private companies and one public company, Universal Electronics, Inc. Mr. Mulligan’s exposure to a wide range of companies and strategic acquisitions provides extensive business, financial and risk management skills that are important to his service on the Board and the Audit and Compensation Committees.
Terrence R. Ozan serves on the board of multiple privately held companies and served on the board of directors of Cohesant Inc. until 2017. He retired from the board of Capgemini in 2014 after 14 years of service. Mr. Ozan served as Chief Executive Officer of North American operations and was an executive member of the Capgemini Global Management Committee prior to his retirement in 2003. Prior to the formation of Capgemini in 2000, Mr. Ozan was the Chief Executive Officer of worldwide consulting services for Ernst & Young and served on various boards and governance committees. In his nearly 30-year career at Ernst & Young, Mr. Ozan also directed many different domestic business units of the organization. Mr. Ozan’s extensive business and finance experience enhances the risk management and oversight functions of the Board and is important to his service on the Board and the Directors Risk Committee.
Marc A. Stefanski joined Third Federal Savings and Loan in 1982 and was elected Chairman of the Board and Chief Executive Officer in October 1987, succeeding his father in these positions. He was elected President of Third Federal Savings and Loan and the Company in 2000. Mr. Stefanski’s parents, Ben and Gerome Stefanski, founded Third Federal Savings and Loan in 1938. Mr. Stefanski’s values, leadership skills, extensive experience overseeing the growth of Third Federal Savings and Loan and the Company and extensive knowledge of the industry, the Company and the community are considered valuable assets to the Board of Directors.
Ben S. Stefanski III joined Third Federal Savings and Loan and was named Secretary of the Company in 2018. Prior to joining Third Federal Savings and Loan, he was most recently the Director of CRM and Omnichannel Strategy at Patagonia Works,(formerly Patagonia, Inc.), a $1 billion outdoor retail company. Mr. Stefanski was employed by Patagonia Works between 2001 and 2017 and led a number of teams, including Patagonia Works’ E-Commerce, call centers and inventory groups. Mr. Stefanski has previously served on the board of the Third Federal Foundation. He is the nephew of Marc A. Stefanski and grandson of Ben and Gerome Stefanski, the founders of Third Federal Savings and Loan. Mr. Stefanski provides a retail and customer centric business perspective that is important to his service on the Board.

Meredith S. Weil was appointed to serve as the Company's Chief Operating Officer in 2018. Ms. Weil joined Third Federal Savings and Loan in 1999 and has served as Third Federal Savings and Loan's Chief Operating Officer since 2012. Prior thereto, Ms. Weil held several senior management positions within Third Federal Savings and Loan, including regional manager of retail delivery operations, as well as the head of customer service, internet services and marketing. She has worked in the banking industry since 1992, which included serving as Vice President of Strategic Management of Key Bank prior to joining the Company. She is a member of the board of trustees of both The Cleveland Orchestra and Hawken School. Ms. Weil brings extensive business and banking experience to the Board and enhances the Board’s overall understanding of the Company and the industry.

CORPORATE GOVERNANCE
Meetings of the Board of Directors
During the fiscal year ended September 30, 2018, the Board of Directors met 12 times and the board of directors of Third Federal Savings and Loan, which consists of the same directors as the Board of Directors, met 12 times. During the fiscal year ended September 30, 2018, no director attended fewer than 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which the director served. The Company strongly encourages all of its directors to attend the annual meeting of stockholders. All directors serving at the time of last year’s annual meeting attended that meeting. The Board of Directors has established various standing committees, including an Audit Committee, Compensation Committee, Executive Committee and Directors Risk Committee. The full Board of Directors acts as the Company’s nominating committee.
Independent Directors
A majority of the members of the Board of Directors and all members of the Audit Committee, Compensation Committee and Directors Risk Committee are independent, as affirmatively determined by the Board of Directors consistent with the criteria set forth in the listing rules of the NASDAQ Stock Market, LLC (“NASDAQ”).
The Board of Directors conducts an annual review of director independence for all current nominees for election as directors and all continuing directors. In connection with this review, the Board of Directors considers all relevant facts and circumstances relating to relationships that each director, his or her immediate family members and their related interests had with the Company and its subsidiaries.
As a result of this review, the Board of Directors affirmatively determined that nominees Cohen, Fiala, and Ringenbach and continuing directors Messrs. Asher, Mulligan and Ozan are independent. The Board of Directors determined that nominee Ms. Williams is not independent because she is the daughter of Marc A. Stefanski and continuing directors Ms. Weil, and Messrs. Stefanski and Stefanski III are not independent because they are associates of the Company.
Board Leadership Structure and Risk Oversight
Pursuant to the Company’s bylaws, the Board of Directors is responsible for the selection of a Chairman of the Board and a President of the Company, and may further designate the Chairman of the Board as an officer.

Mr. Stefanski currently serves as our Chairman of the Board, President, and Chief Executive Officer. The Board of Directors believes that this structure provides the optimal leadership model for us. Combining the Chairman of the Board and President and Chief Executive Officer roles fosters accountability, effective decision-making and alignment of interests of the Board of Directors and management. Mr. Stefanski also is able to use the in-depth focus and perspective gained in his executive function to assist the Board of Directors in addressing both internal and external issues affecting the Company. This structure also allows a single person to act as a spokesperson for the Company and to represent and speak on our behalf to our customers, employees and regulators. It also best leverages Mr. Stefanski’s unique attributes and heritage as his family’s name and history are an important part of our brand image.
While the Board of Directors does not have a lead independent director, it feels that having a majority of independent directors, a discrete and independent committee system and periodic meetings of non-management directors in executive session permits the Board to maintain effective oversight of the Company’s management. The Board of Directors periodically reviews its leadership structure to ensure that it meets the Company’s needs.
The Board of Directors monitors the risks inherent in the Company’s business model and internal operations, including risk relating to changes in interest rates, risk relating to the Company’s investments, risk relating to the Company’s lending activities and risk arising from the Company’s compensation policies and practices.
Because a majority of the Company’s assets and liabilities are monetary in nature, the Company’s most significant form of risk, and thus the risk most important to manage, is interest rate risk. In general, our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Accordingly, the Directors Risk Committee of the Board of Directors has established risk management guidelines and directed the formation of an Asset/Liability Management Committee consisting of members of management. The Directors Risk Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, and for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives.

The Asset/Liability Management Committee is responsible for managing this risk consistent with the guidelines approved by the Directors Risk Committee. The Asset/Liability Management Committee meets monthly and provides reports of its proceedings to the Directors Risk Committee.
The Company is also exposed to risk from the assets in which it invests. As part of its risk oversight, the Directors Risk Committee is responsible for establishing and overseeing the Company’s investment policy, which is reviewed at least annually by management, and any changes to the policy are subject to approval by the Directors Risk Committee. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, the ability to provide collateral for pledging requirements, and consistency with our interest rate risk management strategy. Third Federal Savings and Loan also maintains an Investment Committee made up of members of management, which oversees investing activities and strategies and policies. The management Investment Committee meets quarterly, or more frequently as necessary, and provides reports of its proceedings to the Directors Risk Committee.
A third category of risk to which the Company is exposed is risk from its lending activities. As part of its risk oversight, the Board of Directors has established underwriting standards and loan origination procedures, including loan approval limits. The Board of Directors has delegated authority to its Executive Committee to review and delegate authority to certain employees of the Company to consider and approve loans within their designated authority. On an annual basis, the Board of Directors reviews and approves the underwriting standards and loan origination procedures.
In addition, the Directors Risk Committee oversees the Company’s risk management processes and has responsibilities with respect to risk management oversight, including responsibilities with respect to interest rate, investing and lending risk. Although it does not directly supervise the Company’s Investment Committee or Asset/Liability Management Committee, the Directors Risk Committee is responsible for the regular review of their guidelines, policies and deliberations. The Directors Risk Committee also reviews the Company’s strategies, policies and practices to identify, assess, report and manage other risk exposures and considers similar risk assessments presented to it by the Company’s internal management risk committee.
The Audit Committee is also involved in the risk management process. The Audit Committee annually reviews and approves the processes used by our internal audit department in developing our annual risk assessment, discusses any areas of high risk identified during an audit, inquires into significant risks facing the Company, and discusses independently with management the Company’s policies with respect to risk assessment and risk management.
As part of our incentive compensation program, the Compensation Committee has discretion to reduce the amount payable from the incentive pool based on the results of our on-going enterprise-wide risk assessment. In addition, the Company uses only non-commissioned associates to gather loan applications and underwrite and process loan requests. These measures are designed to reduce incentives for employees to cause the Company to take undue risk.
The Compensation Committee and management have assessed our compensation policies and practices and do not believe that they are reasonably likely to have a material adverse effect on the Company.
Executive Session
The non-management members of the Board of Directors meet periodically in executive session.

Committee Membership and Roles
The following table provides details with respect to committee membership and roles as of September 30, 2018:

	Audit(1)	Compensation	Directors Risk	Executive	Nominating
Anthony J. Asher	☑				☑
Martin J. Cohen	☑		☑		☑
Robert A. Fiala		☑(2)			☑
William C. Mulligan	☑(2)(3)	☑		☑	☑
Terrence R. Ozan			☑(2)		☑
John P. Ringenbach		☑		☑	☑
Marc A. Stefanski				☑(2)	☑
Ben S. Stefanski III					☑
Meredith S. Weil					☑
Ashley H. Williams (4)					☑

(1) The Audit Committee also serves as our Qualified Legal Compliance Committee.
(2) The Committee chairperson.
(3) Mr. Mulligan also serves as our “audit committee financial expert.”
(4) Ms. Williams was not a board member as of September 30, 2018, but currently serves on the Nominating Committee.

Audit Committee
The Audit Committee consists of Messrs. Mulligan (Chairman), Asher and Cohen. The Audit Committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the Board of Directors. The Audit Committee also serves as our Qualified Legal Compliance Committee. Each member of the Audit Committee is independent under the NASDAQ listing rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Mr. Mulligan is an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission. The Audit Committee met four times during the fiscal year ended September 30, 2018.
A current copy of the Audit Committee’s charter is available on the Company’s website, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations, at 7007 Broadway Avenue, Cleveland, Ohio 44105.
Compensation Committee
The members of the Compensation Committee of the Board of Directors (the “Committee”) are Messrs. Fiala (Chairman), Mulligan and Ringenbach.
Each member of the Compensation Committee is independent under the NASDAQ listing rules. All three members of the Committee served on the Committee throughout the fiscal year ended September 30, 2018, during which the Committee held eight meetings.
The Committee is responsible for assisting the Board of Directors in the following areas:

•
Reviewing and approving the goals and objectives relevant to the compensation of the Chief Executive Officer and the Company’s other executive officers and ensuring those goals are aligned with the Company’s short- and long-term objectives;

•	Reviewing, at least annually, the structure of and compensation opportunities available under the Company’s executive and associate compensation plans in light of the Company’s goals and objectives;

•	Evaluating the risks arising from the Company’s compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company;

•	Reviewing and approving salary, annual and long-term incentive compensation targets, performance objectives and payments for the executive officers of the Company;

•
Evaluating, at least annually, the performance of the executive officers in light of the Company’s strategic plan and the goals and objectives of the Company’s executive compensation plans and establishing future compensation levels based upon this evaluation;

•	Reviewing and approving grants and awards to the executive officers and other participants under equity-based compensation plans, based on achievement of pre-determined goals and objectives;

•	Reviewing and approving compensation for members of the Board of Directors and any of its committees; and

•	Reviewing and approving any employment agreement or severance agreement to be made with any existing or prospective executive officer of the Company.
The Committee engages an independent compensation consultant to assist in the design of the Company’s compensation program and the review of its effectiveness.
A copy of the Committee’s charter is available on the Company’s website, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations, at 7007 Broadway Avenue, Cleveland, Ohio 44105.
Directors Risk Committee
The Directors Risk Committee consists of Messrs. Ozan (Chairman) and Cohen. Mr. Cohen was added to the Risk Committee on February 22, 2018 and attended three meetings during the fiscal year ended September 30, 2018. Mr. Stefanski III was a member of the Risk Committee through June 28, 2018 and attended three meetings during the fiscal year ended September 30, 2018. The Directors Risk Committee is responsible for providing oversight and monitoring relating to our risk management practices, procedures and tolerances. The Directors Risk Committee held four meetings during the fiscal year ended September 30, 2018.
A copy of the committee’s charter is available on the Company’s website, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations, at 7007 Broadway Avenue, Cleveland, Ohio 44105.
Executive Committee
The Executive Committee, which currently consists of Messrs. Stefanski (Chairman), Mulligan and Ringenbach, possesses the power of the Board of Directors during intervals between meetings of the Board of Directors in order to address various items, including approval of various policies and guidelines and significant agreements and contracts. The Executive Committee does not possess the power to fill vacancies on the Board of Directors or any Board of Directors committees. The Executive Committee held twelve meetings during the fiscal year ended September 30, 2018.
Nominating Committee
The Board of Directors has determined that the Company is a “controlled company,” as defined in the NASDAQ corporate governance rules, because TFS, MHC currently owns more than 50% of our common stock. Therefore, the full Board of Directors acts as our nominating committee and does not have a separate nominating committee charter. The Board of Directors met once in this capacity during the fiscal year ended September 30, 2018. In that capacity, the Board of Directors recommended a slate of nominees for election by stockholders at the Company’s 2019 annual meeting of stockholders.
As set forth in our Policy and Procedures for Stockholder Recommendations for Director Candidates (the “Policy”), the Board of Directors will consider suggestions forwarded by stockholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for the Board of Directors’ consideration, a stockholder may submit the candidate’s name, qualifications and other pertinent information required by the Policy to the Company’s Secretary at the following address: 7007 Broadway Avenue, Cleveland, Ohio 44105. To be timely, the submission must be received by the Secretary at least 150 days prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting of stockholders.
Under our bylaws, no nomination for director, except one made by the Board of Directors, will be voted upon unless the nomination is made in writing and delivered to the Company’s Secretary at least 30 days prior to the date of the annual meeting. Upon delivery, a nomination will be posted in a conspicuous place in each office of the Company. Ballots bearing the names of all persons nominated by the Board of Directors and by stockholders will be provided for use at the annual meeting. If the Board of Directors fails or refuses to act in regard to nominations for directors at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any holder of shares of common stock entitled to vote, and will be voted upon.
The Board of Directors has recommended for election each of the nominees identified in “Proposal One: Election of Directors” on page 4.
A current copy of the Policy is available on the Company’s website, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations, at 7007 Broadway Avenue, Cleveland, Ohio 44105.

The Board of Directors has not established specific minimum qualifications that a candidate must have in order to be recommended for election to the Board of Directors. However, in determining qualifications for new directors, the Board of Directors will consider a potential director’s qualification as independent under the NASDAQ listing rules, as well as his or her age, skill and experience in the context of the needs of the Board of Directors. While the Board of Directors does not have a specific policy with regard to its consideration of diversity of its members, diversity is one of many factors taken into account when considering potential candidates to serve on the Board of Directors.
When evaluating a candidate, the Board of Directors considers those attributes most likely to serve the interests of the Company and its stockholders. Those characteristics among members of the Board of Directors will ideally reflect a balance of professional and personal backgrounds that contribute to the Board of Directors’ performance of its functions in the highly competitive and closely regulated industry in which the Company operates. If the Board of Directors believes that a potential candidate may be an appropriate nominee to the Board, the Board will seek to learn more about the candidate’s qualifications, background and interest in serving on the Board, and the candidate has the opportunity to learn more about the Company, the Board of Directors and its governance practices.
Code of Conduct and Code of Ethics
The Company has adopted policies governing the activities of both the Company and Third Federal Savings and Loan, including a code of conduct and a code of ethics for senior financial officers. The code of conduct applies to all associates and directors, and addresses conflicts of interest, the treatment of confidential information, general associate conduct and compliance with applicable laws, rules and regulations. The code of ethics for senior financial officers applies to the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, and addresses adherence to standards of integrity and professionalism when conducting and reporting the Company’s financial affairs. In addition, the codes are designed to deter wrongdoing and to promote honest and ethical conduct, full and accurate disclosure and compliance with all applicable laws, rules and regulations. The codes are posted on the Company’s website, www.thirdfederal.com, under “Investor Relations.” Any waiver of any provision of either code granted to an executive officer or director may be made only by the Board of Directors. There were no waivers granted during fiscal year 2018.

REPORT OF THE AUDIT COMMITTEE.
The Audit Committee reviews the Company’s financial reporting practices on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The Company’s independent accountant is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America.
The Audit Committee has:

•	Reviewed and discussed with management the audited financial statements of the Company contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2018;

•	Discussed with the Company’s independent accountant the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees); and

•
Received the written disclosures and the letter from the Company’s independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 30, 2018, be included in the Company’s Annual Report on
Form 10-K, filed with the Securities and Exchange Commission (the “SEC”).
Audit Committee
William C. Mulligan, Chairman
Anthony J. Asher
Martin J. Cohen

EXECUTIVE COMPENSATION
Executive Summary
The Company continued to experience positive results in many of its loan performance measures during fiscal year 2018. Recoveries of previously charged off loans continued to out-pace gross charge-offs, resulting in a credit for loan losses of $11.0 million for the year. Fiscal year 2017 had a credit for loan losses of $17.0 million. For fiscal year 2018, the Company's net income was $85.4 million, which is a decrease of $3.5 million from the net income in fiscal year 2017. This decrease is largely the result of the reduction of credit for loan losses, combined with an increase in non-interest expenses and partially offset by increases in net interest income and non-interest income and a reduction of income taxes as a result of the Tax Cut and Jobs Act signed into law in December 2017. The Company's total assets increased by $445.6 million, or 4%, for the year. The Company also increased its dividend in the quarter ended September 30, 2018 and continued its stock repurchase program.
The Company continues to review and refine, as necessary, its compensation plans and programs in an effort to enable those plans and programs to support the achievement of the Company’s strategic goals and link the payouts made to executive officers with the Company’s financial performance. Among other positive practices the Company has adopted, the Company:

•	Awards any annual performance-based cash bonus based on the Company’s net income (subject to certain adjustments), a key metric of Company performance and indicator of stockholder return;

•	Undertakes a risk assessment analysis in determining the annual performance-based cash bonus, which allows for downward adjustment of the bonus pool available to named executive officers; and

•	Does not maintain employment or severance agreements with any of the named executive officers.
Compensation Discussion and Analysis
Overview
The following discussion and analysis should be read in conjunction with the information presented in the compensation and award tables, the footnotes to those tables and the related disclosures appearing later in this proxy statement. The tables and related disclosures contain specific information about the compensation earned or paid during the fiscal year ended September 30, 2018. The Committee engages an independent compensation consultant, Exequity LLP (the “Compensation Consultant”), to advise it on the Company’s compensation programs. The Committee has reviewed the independence of the Compensation Consultant and does not believe that the services provided by the Compensation Consultant raise any conflicts of interest.
The tables and related disclosures that follow cover the following individuals, whom we refer to as our named executive officers:

•	Marc A. Stefanski, Chairman of the Board, President and Chief Executive Officer;

•	Paul J. Huml, Chief Financial Officer;

•	Meredith S. Weil, Chief Operating Officer of the Company and Third Federal Savings and Loan;

•	Cathy W. Zbanek, Vice President of the Company and Chief Marketing & Human Resources Officer, Third Federal Savings and Loan; and

•	David S. Huffman, Former Chief Financial Officer.
Each of the named executive officers is an officer of the Company and is employed by Third Federal Savings and Loan as of the end of the fiscal year 2018; however Mr. Huffman retired effective September 30, 2018. Of the total compensation paid to each named executive officer, a portion of such compensation is allocated as being paid by the Company while the remainder is allocated as being paid by Third Federal Savings and Loan. All discussion of compensation paid to the named executive officers refers to the combined amount of compensation paid by the Company and Third Federal Savings and Loan.
As mentioned above, Mr. Huffman retired from his position as Chief Financial Officer and Secretary for the Company, effective September 30, 2018. In connection with his retirement, the Board of Directors appointed Mr. Paul J. Huml, who was the Company's Chief Operating Officer and Chief Accounting Officer to the position of Chief Financial Officer and Ms. Meredith S. Weil, who was the Company's Vice President and Chief Operating Officer of Third Federal Savings and Loan, to the position of Chief Operating Officer of the Company. Mr. Ben Stefanski III was also appointed to the position of Secretary of the Company. Each officer appointment was deemed effective as of the first day of fiscal year 2019.
The compensation and benefits payable to the Company’s directors and executive officers are established by or under the supervision of the Committee. During the fiscal year ended September 30, 2018, the Committee consisted of three members, Robert A. Fiala (Chairman), William C. Mulligan and John P. Ringenbach, each of whom is an independent director within the meaning of the NASDAQ listing rules, a disinterested director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and, with the exception of Mr. Ringenbach, a “non-employee director” within the meaning of Section 162(m) under the Tax Cuts and Jobs Act of the Internal Revenue Code of 1986, as amended (the “Code”). As a former officer of the Company, Mr. Ringenbach does not meet the definition of a "non-employee" director within the Code and does not vote on actions affecting the tax deductibility of compensation.
The purposes of the Committee, among others, are to discharge the Board of Directors’ responsibilities relating to compensation of the Company’s directors and executive officers and to approve and evaluate the director and executive officer compensation plans, policies and programs of the Company. The Committee’s charter provides that the Committee will generally meet quarterly or as needed. During fiscal year 2018, the Committee held eight meetings. The agenda for each meeting is established by the Chairman of the Committee. The Committee frequently invites members of senior management and outside advisors, as necessary, to report on matters of interest to the Committee and to participate as requested in its deliberations. In addition, the Committee meets in executive session without management as needed.
Compensation Philosophy and Objectives
In making decisions with respect to compensation for our named executive officers and other executives, the Committee is guided by the following philosophies and objectives:

•
We must attract, retain and motivate superior associates, including executives, for our flat business structure to be effective. Our flat business structure is intended to provide a framework for effective and prompt decision making, associate job satisfaction, the sharing of resources and the ability to respond quickly to changes in the marketplace.

•
Our compensation program should be competitive and comprehensive, consist of base salary, annual incentives, long-term incentives and benefits, and support our operating strategy of emphasizing teamwork and personal and professional enhancement through efficiency and cross-training our associates throughout the Company.

•
Our compensation program should motivate and reward our executives for sustained performance through the use of performance-based cash and equity compensation tied to short and long-term goals designed to facilitate the achievement of the Company’s business objectives and the enhancement of stockholder value.

•	Our compensation program should be designed to eliminate any incentive for our executive officers to cause the Company to take undue risk.
Compensation Setting Process
We manage our business with a long-term view. Considerations that we evaluate carefully in our effort to design a compensation program that is in the best interests of the Company and its stockholders include, without limitation, the Company’s financial performance, conditions in our industry and compensation features necessary to attract and retain superior executives, including competitive considerations in our industry.
On an annual basis, the Committee reviews and recommends compensation levels for executive officers based on the considerations described above.
For fiscal year 2018, the Committee retained the Compensation Consultant to assist the Committee in its compensation review. The Committee reviewed pay information within its comparator group, which includes companies that reflect the current market of publicly traded regional banks and thrifts and mortgage financing companies with assets ranging from half the size of the Company to two times the size of the Company. (The Company’s assets at September 30, 2018 were $14.1 billion.) The companies included in the comparator group for fiscal year 2018 were as follows:

• Astoria Financial Corporation	• IBERIABANK Corporation
• BancorpSouth, Inc.	• International Bancshares Corporation
• Bank of Hawaii Corporation	• Investors Bancorp, Inc.
• BankUnited, Inc.	• Nationstar Mortgage Holdings, Inc.
• Beneficial Bancorp Inc.	• Northwest Bancshares Inc.
• Brookline Bancorp, Inc.	• PrivateBancorp, Inc.
• Capitol Federal Financial, Inc.	• Provident Financial Services, Inc.
• Cathay General Bancorp	• TCF Financial Corporation
• EverBank Financial Corp.	• UMB Financial Corporation
• First BanCorp	• Umpqua Holdings Corporation
• Flagstar Bancorp Inc.	• Valley National Bancorp
• Fulton Financial Corporation	• Washington Federal, Inc.
• Hancock Holding Company	• Wintrust Financial Corp.

In order to obtain more robust competitive information and relevant data, the Committee also reviewed pay information for a subset of the comparator group comprised of those companies within our peer group with an asset size greater than $10 billion. The review did not reflect any significant changes to median compensation, and thus supported the findings of the larger comparator group.
The Committee does not set compensation for our executives at a pre-determined level in relation to the group, such as the median level of compensation reported by the group, or by applying a formula to the compensation reported by the group. Instead, as the first step in the compensation setting process, the Committee reviews the compensation data for the comparator groups to assess the competitiveness of the Company’s compensation programs and its ability to achieve the objectives of its compensation programs.
In making determinations on the mix and amount of executive compensation, the Committee reviews all components of executive compensation for each individual and uses tally sheets to assist in the process. The Committee believes that the total compensation opportunity available to executive officers should consist of base salary, short-term performance-based cash bonuses, long-term incentives, retirement and other executive benefits, and perquisites. The Committee has no mandatory policy for the allocation among base salary, short-term performance-based cash bonuses, and long-term incentives. The named executive officers hold restricted stock units and stock options granted in fiscal year 2018 and prior years that create a strong link between executive compensation and long-term stockholder value creation and encourage long-term retention. To motivate and reward current-year performance, a significant percentage of total earnable cash compensation for the Company’s executive officers, including the named executive officers, during fiscal year 2018 was allocated to annual performance-based cash bonus awards.
As part of the compensation-setting process, the Committee reviews with Mr. Stefanski the compensation data for his direct reports and considers Mr. Stefanski’s recommendations for them. In addition to reviewing individual performance, Mr. Stefanski’s review attributes significant weight to how the named executive officers performed as a team, because of the Company’s culture of rewarding teamwork. As a result, in addition to relative job responsibilities, internal pay equity plays a significant role in the Committee’s analysis of compensation for the named executive officers (other than Mr. Stefanski, as explained below) and its final determination of compensation. In making its final determinations, the Committee was less focused on market pay for each individual executive officer (other than Mr. Stefanski), and more focused on how the aggregate pay of the named executive officers (other than Mr. Stefanski) compared to aggregate market values.
As Chairman and Chief Executive Officer, Mr. Stefanski’s compensation is significantly higher than that of the other named executive officers because of his scope of responsibility, his tenure and experience with the Company and his impact on the performance of the Company. Mr. Stefanski also is an integral part of our marketing campaign as spokesman, and his family’s name is an important part of our brand image.

Elements of Compensation
The following elements were included in our compensation program for named executive officers during fiscal year 2018:

Element of Compensation	Description	Key Objectives Promoted

Annual Compensation
• Base Salary	Fixed annual compensation paid in accordance with our regular payroll procedures during the year.	Designed to be market competitive and enable the Company to attract and retain talented associates.

• Annual Performance-based Cash Bonuses for Named Executive Officers
Variable cash bonuses. Bonuses for the named executive officers are based on the net income of the Company, adjusted for certain pre-identified factors deemed to be beyond the executives’ control, and subject to reductions based on changes in certain risk factors of the Company over the fiscal year.
Designed to motivate and reward achievement of short-term financial, operational and strategic business goals.

Long-Term Compensation
• Stock Options	Right to purchase common stock at a set price for a period of time after the right vests.	Designed to be market competitive, motivate and reward achievement of stock price growth, and align associates’ interests with those of the Company’s stockholders. Also designed to retain executives.

• Restricted Stock Units	Units representing a right to receive shares of common stock that vest as a result of continued employment for a stated period of time.	Designed to retain executives, motivate and reward achievement of stock price growth and align associates’ interests with those of the Company’s stockholders.

Element of Compensation	Description	Key Objectives Promoted
Other Compensation Elements
• Third Federal Savings 401(k) Plan
A 401(k) retirement savings plan that enables associates to defer up to 75% of their compensation with a Company matching contribution of up to 4% of an associate’s contributions. The 401(k) Plan also provides profit sharing contributions as determined by the Board, but no profit sharing contributions were made in fiscal year 2018. The Company also may make discretionary contributions, as determined by the Board, to the 401(k) Plan on behalf of eligible associates. In fiscal year 2018, the Company made discretionary contributions to the 401(k) Plan equal to 2.5% of each eligible associate’s base salary.
Designed to be market-competitive and enable the Company to attract and retain talented associates.

• Benefit Equalization Plan
A retirement savings plan that enables executives to defer a portion of their cash compensation and provides Company matches and profit sharing contributions that would have been payable under the 401(k) Plan, but for certain limits established by law.
Designed to enable the Company to attract and retain talented executives.

• Associate Stock Ownership Plan
A plan that awards our associates shares of common stock of the Company. Pursuant to the plan, every eligible associate, including each executive, receives an equal number of shares of common stock on an annual basis.
Designed to help align associates’ interests with those of the Company’s stockholders.

• Other Benefits	Health, life and disability insurance benefits.	Designed to be market-competitive and enable the Company to attract and retain talented associates.

• Perquisites	Personal benefits provided to executives, such as financial, retirement and estate planning programs, payment of membership fees, home security and a company car program.	Designed to be market competitive and to facilitate executive’s attention to the Company’s business.

Base Salary.  The Company defines base salary as a “fixed” rate of pay that associates, including the named executive officers, receive in exchange for sustained performance of job duties and responsibilities over time. Base salary is intended to enable the Company to attract and retain the highest quality professionals in their fields. The Company reviews the base salary of its executive officers annually. In the first quarter of fiscal year 2018, the Compensation Committee, with advice from the Compensation Consultant and Mr. Stefanski, adjusted the base salaries of each of the named executive officers, other than Mr. Stefanski. The Compensation Committee did not adjust Mr. Stefanski's base salary. The amount of the increases was based on the Committee's analysis of the aggregate salaries of the executive officers as compared to the market. The base salary for each named executive officer is as set forth below:

Named Executive Officer	2017 Salary	2018 Salary	Percentage Increase in Salary
Marc A. Stefanski	$1,500,000	$1,500,000	0%
Paul J. Huml	$343,201	$353,497	3%
Meredith S. Weil	$514,800	$530,244	3%
Cathy W. Zbanek	$434,721	$447,763	3%
David S. Huffman	$486,201	$500,787	3%
Annual Performance-based Cash Bonuses for Named Executive Officers.  Under the Company’s Management Incentive Compensation Plan, the named executive officers listed in the table above were eligible to receive annual performance-based cash bonuses in fiscal year 2018. The potential bonuses under this plan for fiscal year 2018. are correlated directly to the net income of the Company during the applicable annual period, subject to certain adjustments. This plan is intended to provide an incentive based on performance and payout amounts that are competitive with the market.
For fiscal year 2018, the bonuses under the Management Incentive Compensation Plan were based primarily upon objective criteria. This plan was structured to satisfy the requirements for the “performance-based compensation” exception to the $1,000,000 limitation on deductibility of compensation under Section 162(m) of the Code, however in light of the Tax Cuts and Jobs Act's repeal of the performance-based compensation exception under Section 162(m) of the Code , effective for tax years beginning after December 31, 2017, the requirement will no longer be relevant to the Company beyond fiscal year 2018, subject to limited potential exceptions for grandfathered awards.
Under this plan for fiscal year 2018, net income may be adjusted to eliminate the effect, positive or negative, of (i) unexpected events outside of the control of the named executive officers relating to taxes, regulatory assessments and pension or medical coverage charges, sales of loans and discharges through bankruptcy proceedings of borrowers’ obligations under performing loans and (ii) changes in accounting principles. In determining net income for purposes of establishing the incentive pool, the budgeted amount for the foregoing items was used where the actual amount varied more than $1 million (on an after-tax basis) from the budgeted amount. Additional information regarding the adjustments made to net income for bonus purposes for fiscal year 2018 is included in the table on page 20.

For 2018, the Company established a target “incentive pool” of $3,707,291. That target was calculated using a formula equal to the sum of 125% of Mr. Stefanski's base salary plus 100% of the other named executive officers' collective base salaries. For fiscal year 2018, the actual incentive pool was calculated based on how the amount of adjusted net income of the Company compared to the Company's budget. Subject to the Committee's discretion to reduce the amount payable after evaluating risk factors discussed later in this section, the actual incentive pool was determined as follows:

Adjusted Net Income as a % of Budgeted Net Income	Percentage of Target Incentive Pool
Below 20% of budget	0%
Between 20% and 110% of budget (1)	20% to 110% (1)
Greater than 110% of budget	110%
(1) Performance between thresholds was interpolated.
The Committee determined that for fiscal year 2018, the incentive pool would be distributed to the named executive officers with the following percentages:

Named Executive Officer	Percentage of Incentive Pool
Marc A. Stefanski	50.58%
Paul J. Huml	9.54%
Meredith S. Weil	14.30%
Cathy W. Zbanek	12.08%
David S. Huffman	13.50%
The percentage of the incentive pool allocated to each participant was based on the Committee’s judgment in reviewing market data for the executives' positions, the executives’ salaries, and the desire to support the Company’s culture of rewarding teamwork. As such, the Committee established a relationship of desired annual bonuses as a percentage of base salary that would be awarded to each executive. Mr. Stefanski’s direct reports were ascribed a share of the bonus pool proportionate to their respective base salaries. Thus, the pool allocation would provide each executive with an annual performance-based bonus that represented the same percentage of his or her base salary earned during the period as the percentage for each other executive. Given Mr. Stefanski’s role with the Company and reflecting relevant market data, Mr. Stefanski’s portion of the pool was established to deliver 125% of the amount received by his direct reports when stated as a percentage of base salary. Thus, if each of Mr. Stefanski’s direct reports were to receive a bonus of 40% of base salary, Mr. Stefanski would receive a bonus of 50% of base salary.
The maximum bonus that could be paid to Mr. Stefanski for fiscal year 2018 was $2,062,500 and the maximum bonus that could be paid to each other named executive officer for fiscal year 2018 was 110% of his or her base salary.
In determining the actual bonus payment to be made to the named executive officers, the Committee has discretion to reduce the amount payable from the incentive pool based upon an enterprise-wide risk assessment. This risk assessment consists of a review of the compliance, credit, interest rate, liquidity, technology operational, price, reputational and strategic risks of the Company. These risks are reviewed from multiple perspectives with a year-over-year trend line comparison playing a significant role in the evaluation. The management’s risk committee prepares the analysis and presents it to the Directors Risk Committee for its review and approval. Following the Directors Risk Committee review and approval, the risk analysis is reviewed by the Committee and used to determine whether the bonus pool should be reduced. Because of its ability to reduce bonuses and the fact that bonuses are capped, the Committee believes that the bonus program is designed to reduce incentive for the executive officers to cause the Company to take undue risk. For fiscal year 2018, the Committee reviewed the enterprise-wide risk assessment and the year-over-year trend line comparison and determined that no significant negative change in the Company’s risk profile occurred during the year. As such, the Committee did not reduce the bonus payments to be made to the named executive officers from the incentive pool for fiscal year 2018.

The adjusted net income used for incentive pool purposes for fiscal year 2018 was approximately $80.5 million and the targeted earnings were $65.0 million, which resulted in an incentive pool of $4,078,020 for fiscal year 2018. The following table provides a detailed reconciliation from reported to adjusted net income for fiscal year 2018:

	For fiscal year ended September 30, 2018
	(dollars in thousands)
Description	Income Before Income Taxes	Income Taxes	Net Income
Amounts reported in the audited financial statements	$121,164	$35,757	$85,407

The net impact related to the discharge of borrower's obligations of performing loan through bankruptcy proceedings	(2,314)	(810)	(1,504)
The net impact related to the lowered federal income tax rate		8,694	(8,694)
The net impact related to a deferred tax asset revaluation charge		(6,610)	6,610
The net impact of excluding gains on the sale of loans, as offset by increased mortgage servicing rights amortization	(2,086)	(730)	(1,356)

Adjusted amounts used to compute incentive pool	$116,764	$36,301	$80,463

In assessing the performance of executive officers other than Mr. Stefanski, the Committee requested and received advisory input from Mr. Stefanski.
The total dollar amount of bonuses approved for the named executive officers for fiscal year 2018 was as follows:

	Target	Actual	Actual Bonus as a
Named Executive Officer	Bonus	Bonus	Percentage of Target Bonus
Marc A. Stefanski	$1,875,000	$2,062,500	110%
Paul J. Huml	$353,497	$388,847	110%
Meredith S. Weil	$530,244	$583,268	110%
Cathy W. Zbanek	$447,763	$492,539	110%
David S. Huffman	$500,787	$550,866	110%

Long-Term Incentives.  On January 5, 2018, the Committee, with advice from the Compensation Consultant, awarded equity grants to each named executive officer under the TFS Financial Corporation 2008 Equity Incentive Plan. At the 2018 annual meeting of stockholders held February 22, 2018, the TFS Financial Corporation Amended and Restated 2008 Equity Incentive Plan (the “Amended Plan”) was approved. No awards have been granted under the Company's 2008 Equity Incentive Plan since the adoption of the Amended Plan, and the 2008 Equity Incentive Plan remains in existence solely for the purpose of administering outstanding grants. Grants will be made under the Amended Plan going forward.
The objectives of equity grants under the 2008 Equity Incentive Plan and the Amended Plan are to:

•	Link executive compensation and our long-term stock price performance;

•	Better align our executives’ interests with our stockholders’ interests; and

•	Provide opportunity for long-term compensation that is competitive with the companies in the comparator group and sufficient to attract and retain executive talent to manage our business effectively.
In determining the equity grants for the named executive officers, the Committee considers the Company’s financial performance, industry conditions, the state of the local and national economy and the compensation required to attract and retain superior executives. In addition, when determining equity participation and award size for long-term incentive awards to named executive officers, the Committee considers the competitive pay analyses of the comparator group, each executive’s role within the Company, the cost and share usage associated with the proposed grants and grants made in prior fiscal years. In particular, the value of prior year awards plays a significant role in determining the value of long-term incentive awards to the executive team in the current year. In general, the Committee’s intent is to provide an annual long-term incentive opportunity that is consistent with the prior year’s opportunity unless there has been a material change in the Company’s financial performance or the executive’s role in the organization, the competitive market has undergone a material change, or there is a desire to change an executive's pay mix based on experience or aggregate prior grants.
Grants under the long-term incentive program to the named executive officers, other than Mr. Stefanski, have been predominantly performance-oriented with approximately two-thirds of the grant value in the form of stock options and one-third of the grant value in the form of restricted stock units. In an attempt to shift the time-period focus of Mr. Stefanski's overall compensation, all of his current year grants were in the form of restricted stock units.
Stock Options.  Stock options link compensation to stock price appreciation and support our growth objectives. In order to support retention and reward executives for stock performance over a longer horizon, annual option grants generally vest 33 1/3% annually over a three year period starting on the first anniversary of their grant, and remain exercisable until the tenth anniversary of their grant. Other than a May 28, 2015 award that has no accelerated vesting provision, the award agreements for stock options granted under the 2008 Equity Incentive Plan and the Amended Plan provide for immediate vesting in full upon retirement for awards granted more than one year prior to retirement. For awards granted within one year of retirement, vesting is prorated based on the portion of the year worked following grant. Mr. Huffman became eligible to retire on June 25, 2014 and subsequently retired on September 30, 2018, resulting in the forfeiture of 25% of his fiscal 2018 award, as well as 40% of his May 28, 2015 award. Mr. Stefanski became eligible to retire on April 23, 2016.
Restricted Stock Units.  Restricted stock unit awards are designed to support executive retention and increase share ownership, which aligns the recipient’s interests with our stockholders’ interests. Restricted stock units are generally granted with dividend equivalents that pay cash to the holder at the same time and to the same extent stockholders receive any dividends. Annual grants of restricted stock units generally vest 33 1/3% annually over a three year period starting on the first anniversary of their grant. Grants made in fiscal year 2012 and subsequent years are distributed to grantees upon their vesting. Other than a May 28, 2015 award which has no accelerated vesting provision, the award agreements for restricted stock units granted under the 2008 Equity Incentive Plan and the Amended Plan provide for immediate vesting in full upon retirement for awards granted more than one year prior to retirement. For awards granted within one year of retirement, vesting is prorated based on the portion of the year worked following grant. Mr. Huffman became eligible to retire on June 25, 2014 and subsequently retired on September 30, 2018, resulting in the forfeiture of 25% of his fiscal 2018 award, as well as 40% of his May 28, 2015 award. Mr. Stefanski became eligible to retire on April 23, 2016.
After consideration of the elements described above, on January 5, 2018, the Committee granted equity awards to the named executive officers, for fiscal year 2018 that were consistent in mix between options and restricted stock units with the most recent annual award in fiscal year 2017. The size (as measured by their grant date fair value) of the grants to the named executive officers other than Mr. Stefanski reflects the desire to continue to better align the interests of these executives with stockholders. In light of Mr. Stefanski's existing awards, his current award reflects the shift of a portion of his compensation to base salary. These annual awards had an economic value equal to $536,536 for Mr. Stefanski, $343,996 for each of Ms. Weil and Ms. Zbanek, and $286,969 for each of Messrs. Huffman and Huml.
The Committee made the following annual grants to the named executive officers pursuant to the 2008 Equity Incentive Plan on January 5, 2018.

Named Executive Officer	Number of Stock Options	Stock Option Exercise Price	Number of Restricted Stock Units
Marc A. Stefanski	—	$—	36,400
Paul J. Huml	156,300	$14.74	6,600
Meredith S. Weil	187,500	$14.74	7,900
Cathy W. Zbanek	187,500	$14.74	7,900
David S. Huffman	156,300	$14.74	6,600

Additional information with respect to the grants to each named executive officer is included in the “Grants of Plan-Based Awards for Fiscal Year 2018” table on page 27.

Stock Option Granting Practices.  The exercise price for stock options granted to named executive officers in 2018 was equal to the fair market value of a share of our common stock on the date of grant, which was the closing price of our common stock on NASDAQ on the date of the Compensation Committee meeting at which a particular award was approved.
Retirement Benefits.  The primary retirement benefits for each of the Company’s executive officers, including the named executive officers, are the 401(k) Plan, the ASOP and the Third Federal Savings and Loan Association MHC and Subsidiaries Benefit Equalization Plan (the “Benefit Equalization Plan”). The Committee believes that these retirement plans provide financial security that promotes retention. Additional information with respect to the Company’s contributions on behalf of the named executive officers under these retirement plans is included in the “Summary Compensation Table” on page 25.

401(k) Plan.  Third Federal Savings and Loan maintains a 401(k) Plan, which enables associates, including each of the named executive officers, to defer up to 75% of their compensation. In addition to each associate’s contributions to the 401(k) Plan, the 401(k) Plan provides for the following contributions by Third Federal Savings and Loan on behalf of each eligible associate: (i) a matching contribution of up to 4% of each associate’s contribution to the 401(k) Plan (the “Tier I Contribution”); (ii) a discretionary profit-sharing contribution (the “Tier II Contribution”); and (iii) a discretionary contribution determined by the Board (the “Tier III Contribution”). In fiscal year 2018, Third Federal Savings and Loan made on behalf of each eligible associate a matching Tier I Contribution and a Tier III Contribution equal to 2.5% of the eligible associate’s base salary. Third Federal Savings and Loan did not make a Tier II Contribution to the 401(k) Plan in fiscal year 2018.
Benefit Equalization Plan.  Third Federal Savings and Loan maintains the Benefit Equalization Plan for the purpose of providing benefits to certain executive officers, including each of the named executive officers, that would have been available under the 401(k) Plan but for the limitations under Sections 401(a)(17), 402(g) and 415 of the Code. The named executive officers are the only participants in the Benefit Equalization Plan. Under this plan, a participant may elect to defer up to 15% of his or her compensation, reduced by the maximum amount of compensation that the participant may defer for the current plan year under the terms of the 401(k) Plan. A participant under the plan is eligible to receive a matching contribution with respect to his or her elective deferrals and a profit-sharing contribution in an amount equal to the amount he or she would have received under the 401(k) Plan but for the compensation limits, reduced by the profit-sharing contribution allocated to the participant under the 401(k) Plan for such year. A participant is always 100% vested in his or her account under the plan. A participant may elect to receive his or her distribution of benefits in a lump sum or in 10 annual installments.
The Board of Directors may offer investment options among which a participant may select for the purpose of determining the earnings to be credited to the participant’s account. If the Board of Directors does not offer investment options or the participant does not elect to participate in the investment options, the participant’s account will be credited at the end of each calendar quarter with earnings at the rate of 10-year Treasury bonds (determined for each calendar year by using the rate on January 1 of that year). The Benefit Equalization Plan, which operates on a calendar year basis, credited a rate of 2.41% for the calendar year ended December 31, 2018.
The participant’s account balance will be distributed to the participant (or the participant’s beneficiary), in the form elected by the participant, following the participant’s death, disability, normal retirement or other separation of service. If the participant does not elect a form of payment, payment will be made in a lump sum. Mr. Huffman's account will be distributed during fiscal year 2019. At the request of a participant who has an unforeseeable emergency, the Board of Directors may, in its discretion, distribute all or a portion of the participant’s account. Third Federal Savings and Loan may establish rabbi trusts to provide a source of payment of obligations under the plan, although it has not elected to do so.
Additional information with respect to each named executive officer’s participation in the Benefit Equalization Plan is included under “Non-Qualified Deferred Compensation” on page 31.
Other Benefits.  Third Federal Savings and Loan sponsors medical and dental insurance plans for its associates, as well as short-term and long-term disability plans and life, accidental death and dismemberment insurance policies. The named executive officers participate in these plans. In addition, Third Federal Savings and Loan provides the following benefits:
Executive Life Insurance Bonus Program.  Third Federal Savings and Loan has established an Executive Life Insurance Bonus Program for Mr. Stefanski, under which he has acquired an insurance policy on his life and has transferred the policy to a life insurance trust. Currently, all scheduled premiums under the policy have been paid. The death benefits under Mr. Stefanski’s insurance policy are $6.0 million. Insurance policies providing an additional $5.5 million of death benefits on Mr. Stefanski's life were acquired by his trust during 2016. The amount of insurance premiums paid by the Company with respect to these policies is included under “All Other Compensation” in the “Summary Compensation Table” on page 25.
Executive Disability Insurance Bonus Program.  Third Federal Savings and Loan has established an Executive Disability Insurance Bonus Program for Mr. Stefanski, under which he has acquired an individual disability policy and Third Federal Savings and Loan pays an amount to Mr. Stefanski annually sufficient to pay the premiums on the policy.

Financial, Retirement and Estate Planning Program.  Third Federal Savings and Loan sponsors the Financial, Retirement and Estate Planning Program for certain of its executive officers, including the named executive officers. Individuals designated by the Board of Directors are eligible to participate in the program during the year in which they are designated and during the two succeeding years. Mr. Huml, Mr. Stefanski, Ms. Weil and Ms. Zbanek currently participate in the program. Under the program, a participant (or in certain circumstances, his or her surviving spouse) may consult with a financial planning adviser, investment adviser or legal adviser, each of whom may perform such services as are reasonably required, and Third Federal Savings and Loan will pay the fees for those services, up to $50,000 in each calendar year. The amount of fees paid by Third Federal Savings and Loan on a fiscal year basis is included under “All Other Compensation” in the “Summary Compensation Table” on page 25.
Company Car Program.  Third Federal Savings and Loan sponsors a company car program under which members of executive management designated by the Chief Executive Officer are provided a new company car and other staff members designated by the Chief Executive Officer receive an assigned company car or have the opportunity to use a company vehicle or receive a gasoline credit card. Mr. Stefanski has been provided with a company car under the program. The company car program also covers the costs of maintenance and operation of company cars and insurance coverage. The value of the benefits provided under this program is included under “All Other Compensation” in the “Summary Compensation Table” on page 25.
Supplemental Executive Split Dollar Life Insurance.  Third Federal Savings and Loan maintains supplemental life insurance coverage for certain of the named executive officers through an endorsement split dollar life insurance program. Mr. Stefanski currently participates in this program, and Mr. Huffman participated in this program prior to his retirement as of September 30, 2018. Third Federal Savings and Loan owns each of the policies and endorses a portion of the death benefit to the beneficiaries designated by the executive. These arrangements do not provide a death benefit postretirement. Supplemental life insurance death benefit amounts are determined according to the ranges of salary and bonus compensation of the executives and are: $4.7 million for Mr. Stefanski and $2.0 million for Mr. Huffman. No other executive currently participates in the endorsement split dollar program. The amount of insurance premiums paid with respect to these policies is included under “All Other Compensation” in the “Summary Compensation Table” on page 25.
Retirement Plan.  On December 31, 2002, Third Federal Savings and Loan closed the Third Federal Savings Retirement Plan (the “Retirement Plan”), a defined benefit retirement plan in which each of the named executive officers participated. On December 31, 2011, the Retirement Plan was amended to freeze future benefit accruals. Beginning on January 1, 2012, associates no longer accrued service credit benefits under the Retirement Plan and were eligible to receive, at the Board’s discretion, additional Company contributions under Tier III of the 401(k) Plan. Upon retirement, a participant will receive a monthly payment based upon the participant’s average annual compensation and years of credited service over the longer of the participant’s lifetime or ten years from retirement, and, in the event of the participant’s death before ten years from retirement, payment to the participant’s beneficiary for the remainder of the ten-year term. Additional information with respect to each named executive officer’s participation in the Retirement Plan is included under “Pension Benefits” on page 30.
Executive Retirement Benefit Plan.  Prior to October 1, 2008, the Company credited amounts to accounts of participants in the Third Federal Savings and Loan Association MHC and Subsidiaries Executive Retirement Benefit Plan (the “Executive Retirement Benefit Plan”) at the end of each quarter. Effective October 1, 2008, the Company stopped making quarterly contributions to accounts under the Executive Retirement Benefit Plan. Account balances under the Executive Retirement Benefit Plan continue to be deferred. The Board of Directors may offer investment options among which a participant may select for the purpose of determining the earnings to be credited to the participant’s account. If the Board of Directors does not offer investment options or the participant does not elect to participate in the investment options, the participant’s account at the end of each calendar quarter will be credited with earnings at the rate of 10-year Treasury bonds (determined for each calendar year by using the rate on January 1 of that year). The Executive Retirement Benefit Plan, which operates on a calendar year basis, credited a rate of 2.41% for the calendar year ended December 31, 2018.
Messrs. Stefanski and Huffman are participants in this plan, and each is vested in his account. The participant’s account balance will be distributed to the participant (or the participant’s beneficiary) in the form elected by the participant following separation from service, including because of death, disability, or normal retirement. If the participant does not elect a form of payment, payment will be made in a lump sum distribution. Mr. Huffman's account will be distributed during fiscal year 2019. Third Federal Savings and Loan may, in its discretion, establish rabbi trusts to provide a source of payment of obligations under the plan, although it has not elected to do so.
Additional information with respect to each named executive officer’s participation in the Executive Retirement Benefit Plan is included under “Non-Qualified Deferred Compensation” on page 31.

Employment Agreements and Severance Policy
The Company is not party to an employment agreement or severance agreement with any of the named executive officers. The Company has a policy to review severance for its associates, including the named executive officers, on a case-by-case basis. The 2008 Equity Incentive Plan and the Amended Plan provide for acceleration of vesting of awards upon the occurrence of certain terminations or a change in control. See “Potential Payments upon Termination or Change in Control” on page 32.
Deductibility of Compensation
The Committee considers Section 162(m) of the Code, which imposes limitations on the tax deductibility of compensation in excess of $1.0 million paid to the Company’s named executive officers and to certain other specified individuals designated as “covered employees” under Section 162(m) of the Code, in determining compensation of the named executive officers. It is the Committee’s intent to maximize deductibility of executive compensation while retaining the discretion needed to compensate executive officers in a manner commensurate with performance and retention. The Company believes that all compensation paid to named executive officers other than Mr. Stefanski during fiscal year 2018 was fully deductible. A portion of Mr. Stefanski’s salary, insurance-related bonus and restricted stock units distributed to Mr. Stefanski during fiscal year 2018 as well as amounts paid by the Company for life insurance, financial planning and other perquisites were not deductible. In light of the repeal of the performance-based compensation exception to Section 162(m) of the Code under the Tax Cuts and Jobs Act, the tax deductibility of compensation payable to named executive officers and other covered employees in tax years following the 2018 fiscal year will be subject to additional limitations. The Company expects that a portion of compensation paid to named executive officers and other covered employees in fiscal year 2019 will not be deductible.
Stock Ownership Guidelines
While certain of the Company’s executive officers, including the named executive officers, invested a significant amount of money in the Company’s shares during its initial public offering and have acquired shares on the open market, through the 401(k) Plan and through awards made under the 2008 Equity Incentive Plan and the Amended Plan since the public offering, the Company does not have specific guidelines regarding stock ownership for its executive officers. The Committee believes that shares acquired by the executive officers, outstanding stock option and restricted stock unit awards, as well as recent equity grants, currently align the interests of our executive officers appropriately with the interests of our stockholders. In addition, previous restricted stock units of 762,148; 41,405 and 3,600 awarded to Messrs. Stefanski and Huffman and Ms. Weil, respectively, will not be distributed to them until they are no longer employed by the Company. Mr. Huffman's restricted stock units will be distributed during fiscal year 2019.

Summary Compensation Table
The following table summarizes the compensation earned during fiscal years 2018, 2017 and 2016 by the Chief Executive Officer, the Chief Financial Officer and each of the Company’s other three highest-paid executive officers for fiscal year 2018. Additional information concerning compensation is included under “Compensation Discussion and Analysis.”
Summary Compensation Table

Name	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Marc A. Stefanski,	2018	1,500,000	536,536		2,062,500	45,467	304,315	4,448,818
President and Chief	2017	1,386,923	569,645	—	2,062,500	24,748	254,785	4,298,601
Executive Officer	2016	1,080,000	339,268	684,385	2,019,600	74,361	265,296	4,462,910

Paul J. Huml,	2018	350,725	97,284	189,685	388,847	995	45,986	1,073,522
Chief Financial Officer	2017	339,647	94,619	217,728	377,521	(7,786)	42,960	1,064,689
	2016	321,924	85,770	171,183	363,001	18,995	41,037	1,001,910

Meredith S. Weil,	2018	526,086	116,446	227,550	583,268	6,081	88,160	1,547,591
Chief Operating Officer	2017	509,469	111,998	257,256	566,280	(2,341)	82,805	1,525,467
	2016	482,885	85,770	171,183	544,500	19,149	70,064	1,373,551

Cathy W. Zbanek,	2018	444,251	116,446	227,550	492,539	3,914	67,866	1,352,566
Chief Marketing &	2017	430,219	111,998	257,256	478,193	279	68,347	1,346,292
Human Resource Officer	2016	407,770	85,770	171,183	459,801	6,939	65,469	1,196,932

David S. Huffman,	2018	496,860	97,284	189,685	550,866	16,152	59,425	1,410,272
Former Chief	2017	481,166	94,619	217,728	534,821	2,796	59,154	1,390,284
Financial Officer	2016	456,059	85,770	171,183	514,251	36,861	55,666	1,319,790

(1) Amounts reflect the impact of any salary adjustments done during the fiscal year. The amounts reported include amounts deferred under the 401(k) Plan and the Benefits Equalization Plan by Ms. Weil, Ms. Zbanek and Messrs. Stefanski, Huffman and Huml of $57,195, $44,398, $24,500, $54,647 and $42,284, respectively, for the fiscal year ended September 30, 2018, by Ms. Weil, Ms. Zbanek and Messrs. Stefanski, Huffman and Huml of $59,228, $44,419, $24,000, $52,670 and $41,795, respectively, for the fiscal year ended September 30, 2017, and by Ms. Weil, Ms. Zbanek and Messrs. Stefanski, Huffman and Huml of $50,603, $40,082, $23,873, $49,465 and $38,914, respectively, for the fiscal year ended September 30, 2016.
(2) The amounts reported in these columns reflect the aggregate grant date fair value of awards pursuant to the 2008 Equity Incentive Plan (for awards granted prior to February 22, 2018) for the fiscal years ended September 30, 2018, September 30, 2017 and September 30, 2016, in accordance with FASB ASC Topic 718. There were no awards granted to named executive officers under the Amended Plan. Assumptions used in the calculation of these amounts are included in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2018, filed with the SEC on November 27, 2018.
(3) Annual performance-based bonuses recognized in fiscal year 2018, 2017 and 2016. Additional information with respect to these bonuses is included under “Compensation Discussion and Analysis” and “Grants of Plan-Based Awards for Fiscal Year 2018.”
(4) The amounts reported include the aggregate change in the actuarial present value of the named executive officer’s benefit under the Retirement Plan and the non-qualified deferred compensation earnings for the fiscal years ended September 30, 2018, 2017 and 2016, respectively, under the named executive officer’s Executive Retirement Benefit Plan and Benefit Equalization Plan.
(5) The following table lists the various components of compensation paid to the named executive officers and comprising “All Other Compensation” in the Summary Compensation Table above:

All Other Compensation

Name	Year	401(k) Plan Company Contributions ($)(1)(2)	ASOP Company Contributions ($)	Benefit Equalization Plan Company Contribution ($)	Supplemental Executive Split Dollar Life Insurance ($)	Executive Life Insurance Bonus Program ($)	Executive Disability Insurance Bonus Program ($)	Perquisites and Other Personal Benefits ($)(3)	Total All Other Compensation ($)
Marc A. Stefanski	2018	17,365	6,468	—	9,160	148,454	2,041	120,827	304,315
	2017	17,425	8,445	—	8,391	148,454	2,041	70,029	254,785
	2016	17,148	8,473	—	7,757	148,456	2,041	81,421	265,296

Paul J. Huml	2018	17,527	6,468	18,028	—	—	—	3,963	45,986
	2017	17,395	8,445	17,120	—	—	—	—	42,960
	2016	16,404	8,473	16,160	—	—	—	—	41,037

Meredith S. Weil	2018	17,355	6,468	32,694	—	—	—	31,643	88,160
	2017	16,921	8,445	31,359	—	—	—	26,080	82,805
	2016	17,200	8,473	28,103	—	—	—	16,288	70,064

Cathy W. Zbanek	2018	17,500	6,468	25,898	—	—	—	18,000	67,866
	2017	17,101	8,445	24,801	—	—	—	18,000	68,347
	2016	16,914	8,473	22,082	—	—	—	18,000	65,469

David S. Huffman	2018	17,536	6,468	30,267	5,154	—	—	—	59,425
	2017	17,097	8,445	29,017	4,595	—	—	—	59,154
	2016	17,073	8,473	25,953	4,167	—	—	—	55,666

(1) The amounts in this column represent the Tier I Contributions and the Tier III Contributions made by the Company to the 401(k) Plan during fiscal year 2018, 2017 and 2016.
(2) The amounts presented in the 2016 proxy statements for the 401(k) Plan Company Contribution have been updated due to minor accounting adjustment.
(3) The following table lists certain perquisites and other personal benefits paid to the named executive officers and comprising “Perquisites and Other Personal Benefits” in the “All Other Compensation” table above:

Name	Year	Financial Retirement Estate Planning ($)(1)	Personal Use of Company Car ($)	Home Security ($)	Membership Fees ($)	Total Perquisites and Other Personal Benefits ($)
Marc A. Stefanski	2018	50,344	7,916	55,026	7,541	120,827
	2017	44,514	11,772	5,771	7,972	70,029
	2016	55,825	11,668	5,986	7,942	81,421
Paul J. Huml	2018	3,963	—	—	—	3,963
	2017	—	—	—	—	—
	2016	—	—	—	—	—
Meredith S. Weil	2018	31,643	—	—	—	31,643
	2017	26,080	—	—	—	26,080
	2016	16,288	—	—	—	16,288
Cathy W. Zbanek	2018	18,000	—	—	—	18,000
	2017	18,000	—	—	—	18,000
	2016	18,000	—	—	—	18,000

(1) Reflects payments made during the respective fiscal year. The plan operates on a calendar year basis.

The following table summarizes plan-based awards granted during fiscal year 2018:
Grants of Plan-Based Awards for Fiscal Year 2018

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)(#)	All Other Option Awards: Number of Securities Underlying Options (3)(#)	Exercise or Base Price of Option Awards(4)($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marc A. Stefanski	9/30/2018	—	1,875,000	2,062,500	—	—	—	—	—	—	—
	1/5/2018	—	—	—	—	—	—	36,400	—	—	536,536

Paul J Huml	9/30/2018	—	353,497	388,847	—	—	—	—	—	—	—
	1/5/2018	—	—	—	—	—	—	—	156,300	14.74	189,685
	1/5/2018	—	—	—	—	—	—	6,600	—	—	97,284

Meredith S. Weil	9/30/2018	—	530,244	583,268	—	—	—	—	—	—	—
	1/5/2018	—	—	—	—	—	—	—	187,500	14.74	227,550
	1/5/2018	—	—	—	—	—	—	7,900	—	—	116,446

Cathy W. Zbanek	9/30/2018	—	447,763	492,539	—	—	—	—	—	—	—
	1/5/2018	—	—	—	—	—	—	—	187,500	14.74	227,550
	1/5/2018	—	—	—	—	—	—	7,900	—	—	116,446

David S. Huffman	9/30/2018	—	500,787	550,866	—	—	—	—	—	—	—
	1/5/2018	—	—	—	—	—	—	—	156,300	14.74	189,685
	1/5/2018	—	—	—	—	—	—	6,600	—	—	97,284

(1) Amounts reflect award opportunities the Company granted under its annual performance based bonus program, which was based on the adjusted net income of the Company during fiscal year 2018. The amount of the bonus earned by each named executive officer is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. See the “Annual Performance-based Cash Bonuses for Named Executive Officers” section on page 16 for additional information on the terms of these awards.
(2) See page 21 for additional information on these awards.
(3) See page 21 for additional information on these awards.
(4) Based on the closing price for a share of the Company’s stock on January 5, 2018, the date of the grant.
(5) Calculated (a) for option awards, by multiplying the number of options granted by the value of an option on the date of grant ($1.21 for January 5, 2018 awards) calculated in accordance with the Black-Scholes option-pricing model, and (b) for stock awards, by multiplying the number of shares of stock underlying the awards by the closing price for a share of the Company’s common stock on the date of grant ($14.74 for January 5, 2018 awards) .

The following table summarizes outstanding option awards and stock awards as of the end of fiscal year 2018:
Outstanding Equity Awards at Fiscal 2018 Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(3)	Market Value of Shares or Units of Stock that have not Vested ($)(5)
Marc A. Stefanski	5/12/2009	207,600	—	11.96	5/12/2019	—	—
	5/14/2010	315,500	—	14.00	5/14/2020	—	—
	12/19/2011	369,000	—	8.61	12/19/2021	—	—
	12/28/2012	416,700	—	9.43	12/15/2022	—	—
	12/03/2013	286,500	—	11.64	12/3/2023	—	—
	12/18/2014	383,600	—	14.85	12/10/2024	—	—
	12/17/2015	131,133	65,567	19.06	12/10/2025	5,934	89,069
	12/15/2016					19,667	295,202
	1/5/2018					36,400	546,364

Paul J. Huml	12/19/2011	40,000	—	8.61	12/19/2021	—	—
	12/18/2014	32,400	—	14.85	12/10/2024	—	—
	5/28/2015	64,980	43,320	14.81	5/28/2025	8,160	122,482
	12/17/2015	32,800	16,400	19.06	12/10/2025	1,500	22,515
	12/15/2016	22,400	44,800	19.31	12/10/2026	3,267	49,038
	1/5/2018	—	156,300	14.74	1/5/2028	6,600	99,066

Meredith S. Weil	5/14/2010	31,500	—	14.00	5/14/2020	—	—
	12/19/2011	36,900	—	8.61	12/19/2021	—	—
	12/28/2012	41,700	—	9.43	12/15/2022	—	—
	12/3/2013	28,700	—	11.64	12/3/2023	—	—
	12/18/2014	32,400	—	14.85	12/10/2024	—	—
	5/28/2015	64,980	43,320	14.81	5/28/2025	8,160	122,482
	12/17/2015	32,800	16,400	19.06	12/10/2025	1,500	22,515
	12/15/2016	26,466	52,934	19.31	12/10/2026	3,867	58,044
	1/5/2018	—	187,500	14.74	1/5/2028	7,900	118,579

Cathy W. Zbanek	12/19/2011	40,000	—	8.61	12/15/2021	—	—
	12/3/2013	28,700	—	11.64	12/3/2023	—	—
	12/18/2014	32,400	—	14.85	12/10/2024	—	—
	5/28/2015	64,980	43,320	14.81	5/28/2025	8,160	122,482
	12/17/2015	32,800	16,400	19.06	12/10/2025	1,500	22,515
	12/15/2016	26,466	52,934	19.31	12/10/2026	3,867	58,044
	1/5/2018	—	187,500	14.74	1/5/2028	7,900	118,579

David S. Huffman	12/3/2013	9,567	—	11.64	9/30/2021	—	—
	12/18/2014	21,600	—	14.85	9/30/2021	—	—
	5/28/2015	43,320	—	14.81	9/30/2021	—	—
	12/17/2015	49,200	—	19.06	9/30/2021	—	—
	12/15/2016	67,200	—	19.31	9/30/2021	—	—
	1/5/2018	117,225	—	14.74	9/30/2021	—	—

(1) The following table sets forth the vesting schedule, excluding the impact of vesting acceleration upon retirement, for unexercisable stock options:

Date	Stefanski	Huml	Weil	Zbanek	Huffman(2)
12/10/2018	65,567	90,900	105,367	105,367	—
5/28/2019	—	21,660	21,660	21,660	—
12/10/2019	—	74,500	88,967	88,967	—
5/28/2020	—	21,660	21,660	21,660	—
12/10/2020		52,100	62,500	62,500	—

(2) Upon Mr. Huffman's retirement effective September 30, 2018, a total of 178,425 previously unvested stock options immediately vested and became exercisable, and 21,660; 21,660 and 39,075 shares scheduled to vest on May 28, 2019, May 28, 2020 and December 10, 2020, respectively, were forfeited. According to the terms of Mr. Huffman's stock award agreements, as a result of his retirement, all remaining stock options have an expiration date of September 30, 2021.
(3) The following table sets forth the vesting schedule, excluding the impact of vesting acceleration upon retirement, for restricted stock units not yet vested:

Date	Stefanski	Huml	Weil	Zbanek	Huffman(4)
12/10/2018	27,900	5,333	6,066	6,066	—
5/28/2019	—	4,080	4,080	4,080	—
12/10/2019	21,967	3,834	4,567	4,567	—
5/28/2020	—	4,080	4,080	4,080	—
12/10/2020	12,134	2,200	2,634	2,634	—
(4) Upon Mr. Huffman's retirement effective September 30, 2018, a total of 9,717 previously unvested restricted stock units immediately vested, and 4,080; 4,080 and 1,650 shares scheduled to vest on May 28, 2019, May 28, 2020 and December 10, 2020, respectively, were forfeited. Shares to be issued under the accelerated vesting will be issued six months after his retirement, in accordance with IRS Section 409A regulations.
(5) Based on the closing price for a share of the Company’s common stock as of September 30, 2018, of $15.01 per share.
Option Exercises and Stock Vested for Fiscal 2018
The following table shows the exercise of Company stock options and vesting of Company restricted stock units for each named executive officer in fiscal year 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Marc A. Stefanski	92,000	364,076	26,800	408,700
Paul J. Huml	—	—	8,313	126,896
Meredith S. Weil	50,000	197,250	8,613	131,471
Cathy W. Zbanek	25,000	85,687	8,613	131,471
David S. Huffman (3)	—	—	8,313	126,896

(1) Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2) Represents the value realized upon vesting of restricted stock units, based on the market value of the shares on the vesting date.
(3) Excludes 9,717 of restricted stock units, with a market value of $145,852 at September 30, 2018, that vested upon Mr. Huffman's retirement, but that will not be issued in shares until six months after his retirement, in accordance with IRS Section 409A regulations.

Pension Benefits
The following table shows the present value of accumulated benefits payable to each named executive officer, including the number of years of service credited, under the Retirement Plan, determined using the interest rate and mortality rate assumptions used in the Company’s financial statements, as of September 30, 2018:
Pension Benefits

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Frozen Benefit as of September 30, 2018 ($)(2)	Payment During Last Fiscal Year ($)
Marc A. Stefanski	Third Federal Savings Retirement Plan	29	1,443,077	—

Paul J. Huml	Third Federal Savings Retirement Plan	13	744,333	—

Meredith S. Weil	Third Federal Savings Retirement Plan	12	627,962	—

Cathy W. Zbanek	Third Federal Savings Retirement Plan	7	214,986	—

David S. Huffman	Third Federal Savings Retirement Plan	18	987,987	—

(1) Years of credited service prior to the freeze of the plan on December 31, 2011 (the plan freeze included a freeze on credited service used to calculate the amount of benefits under the plan).
(2) The Retirement Plan was closed December 31, 2002. The amounts in this column represent the present value of the benefits, which were frozen on December 31, 2011. Upon normal retirement at age 65, a participant will generally be entitled to a monthly benefit equal to 2% of one-twelfth of the participant’s average annual compensation during the participant’s years of benefit service before the Retirement Plan was frozen multiplied by the participant’s years of benefit service credited before the Retirement Plan was frozen. If a participant continues working after reaching age 65, the participant will be eligible to receive his or her monthly normal retirement benefit for any month in which the participant works less than 40 hours. On retirement after age 65, the benefit will be the greater of the normal retirement benefit determined at retirement or the normal retirement benefit determined at age 65, increased by 0.8% for each month of deferral after reaching normal retirement age.
For a discussion of the valuation method and material assumptions applied in quantifying the present value of the current accrued benefit, please see footnote 13 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed on November 27, 2018. Additional information concerning this plan is provided under “Compensation Discussion and Analysis.”

Non-Qualified Deferred Compensation
The following table summarizes contributions and deferrals of compensation during fiscal year 2018 made by each named executive officer under such named executive officer’s Executive Retirement Benefit Plan and the Benefit Equalization Plan, which are not tax-qualified. Additional information concerning these plans is provided under “Compensation Discussion and Analysis.”
Non-Qualified Deferred Compensation

Name	Plan Name	Executive Contributions in Fiscal Year 2018 ($)	Company Contributions in Fiscal Year 2018 ($)(1)(2)	Aggregate Earnings in Fiscal Year 2018 ($)(2)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance as of September 30, 2018 ($)
Marc A. Stefanski	Executive Retirement Benefit Plan	—	—	16,002	—	671,254
	Benefit Equalization Plan	—	—	28,430	—	1,192,612
	Total	—	—	44,432	—	1,863,866

Paul J. Huml	Executive Retirement Benefit Plan	—	—	—	—	—
	Benefit Equalization Plan	18,029	18,028	2,547	—	114,144
	Total	18,029	18,028	2,547	—	114,144

Meredith S. Weil	Executive Retirement Benefit Plan	—	—	—	—	—
	Benefit Equalization Plan	32,695	32,694	7,390	—	328,750
	Total	32,695	32,694	7,390	—	328,750

Cathy W. Zbanek	Executive Retirement Benefit Plan	—	—	—	—	—
	Benefit Equalization Plan	25,898	25,898	4,362	—	196,068
	Total	25,898	25,898	4,362	—	196,068

David S. Huffman	Executive Retirement Benefit Plan	—	—	3,688	—	154,713
	Benefit Equalization Plan	30,267	30,267	13,592	—	586,890
	Total	30,267	30,267	17,280	—	741,603

(1) The Executive Retirement Benefit Plan was closed to additional contributions as of October 1, 2008.
(2) All amounts reflected in the “Company Contributions in Fiscal Year 2018” and the “Aggregate Earnings in Fiscal Year 2018” columns are reported as compensation in the “Summary Compensation Table” on page 25.

Potential Payments Upon Termination or Change in Control
The award agreements for stock options and restricted stock units granted under the 2008 Equity Incentive Plan (for awards granted prior to February 22, 2018) and the awards granted under the Amended Plan (for awards granted following February 22, 2018) provide for immediate vesting in full of those awards upon (a) termination of the named executive officer’s employment as a result of death or disability (as defined by the U.S. Social Security Administration) or (b) a change in control of the Company. For award agreements granted on May 28, 2015, there is no immediate vesting for retirement. In addition, for awards granted on or after December 15, 2015, vesting for retirement occurs ratably each calendar quarter over the first year of grant. For termination-based vesting purposes, any unvested portion of an award is forfeited if the named executive officer’s employment is terminated other than as a result of death, disability or retirement. The following table sets forth the value of payments that would be made assuming a hypothetical termination or change in control occurring on September 30, 2018:

Named Executive Officer	Death ($)(1)	Disability ($)(1)	Change in Control ($)(1)	Other Termination ($)(1)(2)
Marc A. Stefanski

Stock Options	6,665,502	6,665,502	6,665,502	6,665,502

Restricted Stock Units(3)	12,370,476	12,370,476	12,370,476	12,233,885

Paul J. Huml

Stock Options	325,045	325,045	325,045	274,180

Restricted Stock Units(3)	293,100	293,100	293,100	—

Meredith S. Weil

Stock Options	674,849	674,849	674,849	615,560

Restricted Stock Units(3)	375,655	375,655	375,655	54,036

Cathy W. Zbanek

Stock Options	430,188	430,188	430,188	370,899

Restricted Stock Units(3)	321,619	321,619	321,619	—

David S. Huffman

Stock Options	76,012	76,012	76,012	76,012

Restricted Stock Units(3)	767,341	767,341	767,341	767,341

(1) This column includes amounts that would be paid to the named executive officers for currently vested but unpaid awards.
(2) Mr. Huffman retired on September 30, 2018. His vested awards as shown above will be distributed in fiscal year 2019. Mr. Stefanski became eligible to retire on April 23, 2016. No other named executive officers were eligible to retire as of September 30, 2018, under the terms of the award agreements pursuant to which the stock options and restricted stock units were granted.
(3) Based on the closing price for a share of Company common stock on September 30, 2018 of $15.01.

The Amended Plan
Under the Amended Plan, a change in control occurs upon any of the following: (a) any person (other than TFS, MHC and certain other parties) becomes the beneficial owner of at least 25% of our common stock; (b) our incumbent directors (as defined below) cease to constitute a majority of the board of directors; (c) a merger or similar transaction involving the Company (other than (i) a merger or similar transaction that results in our common stock continuing to represent at least 50% of the voting power of the entity surviving the transaction), or (ii) a second-step conversion of TFS, MHC is consummated; (d) the Company’s stockholders approve a plan of complete liquidation of the Company; (e) a sale, liquidation or other disposition of all or substantially all of the Company’s assets is consummated or (f) a party makes a successful tender offer for at least 25% of the shares of our common stock. Under the Amended Plan, the incumbent directors are defined as directors serving on the Board of Directors as of February 22, 2018 and any successor directors approved (a) by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors, or (b) by a nominating committee the members of which were approved by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors.

Under the current form of award agreement under the Amended Plan, a named executive officer can retire after any of the following occurs: (a) he or she reaches age 75; (b) he or she reaches age 62 and has completed 15 years of continuous service as an employee; or (c) the completion of 25 years of continuous service as an employee.

The 2008 Equity Incentive Plan

Under the 2008 Equity Incentive Plan, a change in control occurs upon any of the following: (a) any person (other than TFS, MHC and certain other parties) becomes the beneficial owner of at least 25% of our common stock; (b) our incumbent directors (as defined below) cease to constitute a majority of the board of directors; (c) a merger or similar transaction involving the Company (other than (i) a merger or similar transaction that results in our common stock continuing to represent at least 50% of the voting power of the entity surviving the transaction), or (ii) a second-step conversion of TFS, MHC is consummated; (d) the Company’s stockholders approve a plan of complete liquidation of the Company; (e) a sale, liquidation or other disposition of all or substantially all of the Company’s assets is consummated; (f) a party makes a successful tender offer for at least 25% of the shares of our common stock; or (g) a potential change in control occurs and a majority of the Board of Directors and two-thirds of the incumbent directors determine that such event constitutes a change in control. Under the 2008 Equity Incentive Plan, the incumbent directors are defined as directors serving on the Board of Directors as of May 29, 2008 and any successor directors approved (a) by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors, or (b) by a nominating committee the members of which were approved by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors.

Under the 2008 Equity Incentive Plan, a potential change in control occurs upon any of the following: (a) a public announcement by any person of an intention to take actions which, if consummated, would constitute a change in control; (b) one or more transactions result in a change in control within the meaning of the Home Owners’ Loan Act, as amended; or (c) a proxy statement soliciting proxies from the Company’s stockholders is filed seeking stockholder approval of a plan of reorganization, merger, consolidation or similar transaction involving the Company and another entity, but only if such transaction has not been approved by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors.
Under the award agreements granted under the 2008 Equity Incentive Plan, a named executive officer can retire after any of the following occurs: (a) he or she reaches age 65; or (b) he or she reaches age 62 and has completed 15 years of continuous service as an employee.
The named executive officers also would receive, upon any termination of employment, benefits under the Retirement Plan, the Executive Retirement Benefit Plan and the Benefit Equalization Plan as set forth under “Pension Benefits” and “Non-Qualified Deferred Compensation.” Upon a change in control, the named executive officers would receive payments under the Executive Retirement Benefit Plan and the Benefit Equalization Plan as set forth under “Non-Qualified Deferred Compensation.”

Pay Ratio
In compliance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following information with respect to our last completed fiscal year. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
In identifying our median employee, we calculated annual total cash compensation of each employee for the fiscal period that ended on September 30, 2018. Total cash compensation for these purposes included base salary and bonus paid during the fiscal period. Data was calculated using our internal human resources system.
Once the median employee was identified in the manner described above, we calculated the annual total compensation of the median employee using the same methodology that we used to determine the annual total compensation of the Chief Executive Officer, as reported in the Summary Compensation Table.
The median of the annual total compensation of all employees, excluding the Chief Executive Officer, is $62,468. The annual total compensation of the Chief Executive Officer, as reported in the 2018 Summary Compensation Table, is $4,448,818. The ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all other employees is 71.22 to 1.
The pay ratio disclosure rules of Item 402(u) of Regulation S-K provide companies with a great deal of flexibility in determining their pay ratio reporting methodologies and in estimating the ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all other employees. As such, our methodology may differ materially from the methodology used by other companies to prepare their pay ratio disclosures, which, among other factors such as differences in employee populations, geographic locations, business strategies and compensation practices, may contribute to a lack of comparability between our pay ratio and the pay ratio reported by other companies, including other companies within the financial services industry.

DIRECTOR COMPENSATION
Effective November 2017, directors of the Company are paid an annual retainer of $30,000, in monthly installments. Also effective November 2017, directors of Third Federal Savings and Loan are paid an annual retainer of $30,000, in monthly installments. The previous annual retainer was $25,000 for each entity. Members of the Audit Committee, Compensation Committee and Directors Risk Committee are paid $1,000 per committee meeting attended, and effective November 2017, committee chairs were paid an additional $12,500 annually in quarterly installments. The previous annual committee chair payment was $10,000. All of our directors are also directors of Third Federal Savings and Loan. Mr. Stefanski and Ms. Weil do not receive fees for their service as a director. After becoming an employee of the Company during fiscal year 2018, Ben Stefanski III no longer receives fees for his service as a director. Ms. Williams did not become a director of the Company until October 25, 2018 and did not receive any director compensation during fiscal year 2018.
Each of the non-employee directors was granted 3,600 and 2,300 restricted stock units on December 14, 2017 and December 15, 2016, respectively, having an economic value at grant date of $53,712 and $44,413, respectively. These restricted stock units vested in full on December 10, 2018 and December 10, 2017, respectively. All restricted stock units are settled in shares of our common stock upon vesting. The vesting of these restricted stock units accelerates (a) upon death, disability, or retirement, or (b) following a change in control (as those terms are defined in the 2008 Equity Incentive Plan, the Amended Plan or the form of award agreement, as applicable). For purposes of these awards, retirement is defined as cessation of board service other than for cause after attaining age 72. The restricted stock units, including those that are unvested, are entitled to dividend equivalent rights. Dividend equivalent rights represent the right to receive cash payments on our dividend payment dates equal in value to the amount of any cash dividend paid per share of common stock of the Company, multiplied by the number of shares of stock underlying the restricted stock units.

The following table sets forth the compensation paid to the directors of the Company during fiscal year 2018:

Name	Fee Earned or Paid ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Anthony J. Asher	33,583	53,712	29,583	116,878

Martin J. Cohen	36,583	53,712	29,583	119,878

Robert A. Fiala	49,458	53,712	29,583	132,753

William C. Mulligan	53,458	53,712	29,583	136,753

Terrence R. Ozan	45,458	53,712	29,583	128,753

John P. Ringenbach	37,583	53,712	29,583	120,878

Ben S. Stefanski III(4)	27,583	53,712	24,583	105,878

(1) The following table sets forth each director’s annual retainer and committee fees:

Name	Director Since	Annual Retainer ($)	Committee Fees ($)
Anthony J. Asher	2008	29,583	4,000

Martin J. Cohen	2006	29,583	7,000

Robert A. Fiala(5)	2005	29,583	19,875

William C. Mulligan(5)	2007	29,583	23,875

Terrence R. Ozan (5)	2011	29,583	15,875

John P. Ringenbach	2015	29,583	8,000

Ben S. Stefanski III	2010	24,583	3,000

(2) The non-employee directors had 2,300 shares vest during fiscal year 2018 and had 3,600 restricted stock units outstanding as of September 30, 2018.
(3) Amounts represent fees paid for service on the board of directors of Third Federal Savings and Loan.
(4) Does not include $306,368 of grant date fair value of Stock Awards and $168,269 of All Other Compensation (Salary and Bonus) paid in connection with Mr. Stefanski's employment and appointment as Secretary of the Company in fiscal year 2018.
(5) Messrs. Fiala, Ozan and Mulligan are the chairpersons of the Compensation Committee, Directors Risk Committee and Audit Committee, respectively.

REPORT OF THE COMPENSATION COMMITTEE
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Robert A. Fiala (Chairman)
William C. Mulligan
John P. Ringenbach

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table contains certain information regarding the beneficial ownership of shares of our common stock as of December 24, 2018 (unless otherwise noted), by: (a) the named executive officers; (b) the Company’s directors; (c) each other person who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding shares of common stock (based on information filed with the SEC); and (d) the Company’s executive officers and directors as a group. The persons named in the table, except as otherwise described in the notes below, have sole voting power and sole investment power with respect to all shares of our common stock set forth opposite their respective names.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Class
Third Federal Savings and Loan Association of Cleveland, MHC, 7007 Broadway Ave., Cleveland, OH 44105	227,119,132	81.06%
Marc A. Stefanski(3)	2,563,387	*
Anthony J. Asher(4)	45,190	*
Martin J. Cohen(5)	94,800	*
Robert A. Fiala	64,400	*
William C. Mulligan	74,400	*
Terrence R. Ozan	64,500	*
John P. Ringenbach(6)	29,240	*
Ben S. Stefanski III(7)	52,300	*
Meredith S. Weil(8)	466,053	*
Ashley H. Williams(9)	46,200	*
Paul J. Huml(10)	375,015	*
Cathy W. Zbanek(11)	376,381	*
David S. Huffman(12)	446,565	*
All Executive Officers and Directors as a group (15 persons)(13)	4,985,721	1.78%

 * Less than 1%.
(1) Addresses have been provided only for those individuals having a 5% or greater beneficial ownership interest.
(2) Shares of common stock reported above do not include 29,061; 25,461; 831,049; 22,094 and 51,122 restricted stock units awarded to Ms. Weil and Ms. Zbanek and Messrs. Stefanski, Huml and Huffman, respectively, nor the 3,500 restricted stock units awarded to each of directors Asher, Cohen, Fiala, Mulligan, Ozan, and Ringenbach, nor the 50,000 restricted stock units awarded to director Williams. Restricted stock units granted to executive officers beginning in fiscal year 2012 are distributed free of restriction as they vest, unlike restricted stock units previously granted to our named executive officers, which effectively must be held until retirement.
(3) Includes 38,600 shares held by Mr. Stefanski’s children, 6,200 shares held in trust for the benefit of Mr. Stefanski’s children for which Mr. Stefanski is trustee, 5,000 shares held by Mr. Stefanski’s wife, 92,086 shares held by Mr. Stefanski under the 401(k) Plan, 115,738 shares held in trust for the benefit of Mr. Stefanski’s sibling for which Mr. Stefanski is trustee, 7,200 shares held by Mr. Stefanski’s sibling in an Individual Retirement Account (“IRA”) for which Mr. Stefanski has a power of attorney, 7,752 shares held in the ASOP and 2,175,600 shares underlying stock options that are exercisable within 60 days of December 24, 2018.
(4) Includes 45,190 shares held by Mr. Asher’s wife.
(5) Includes 1,000 shares held by Mr. Cohen’s wife.
(6) Includes 21,140 shares held in a trust of which Mr. Ringenbach is trustee.
(7) Includes 41,000 shares held with shared voting power with Mr. Stefanski’s wife.
(8) Includes 11,475 shares held by Ms. Weil under the 401(k) Plan, 7,916 shares held in the ASOP, 45,849 shares held with shared voting power with Ms. Weil’s husband and 400,813 shares underlying options that are exercisable within 60 days of December 24, 2018.
(9) Includes 30,000 shares held in trust for the benefit of Ms. Williams’ child, for which Ms. Williams is trustee.

(10) Includes 4,700 shares held by Mr. Huml's spouse's IRA, 7,916 shares held in the ASOP, 41,381 shares held by Mr. Huml under the 401(k) Plan, 2,000 shares held by Mr. Huml's son and 283,480 shares underlying stock options that are exercisable within 60 days of December 24, 2018.
(11) Includes 5,362 shares held by Ms. Zbanek under the 401(k) Plan, 7,082 shares held in the ASOP and 330,713 shares underlying options that are exercisable within 60 days of December 24, 2018.
(12) Includes 62,391 shares held by Mr. Huffman under the 401(k) Plan, 45,175 shares held in trust for the benefit of Mr. Huffman’s wife, 8,147 shares held in the ASOP and 308,112 shares underlying stock options that are exercisable within 60 days of December 24, 2018.
(13) Shares of common stock reported do not include 1,085,287 restricted stock units awarded to the executive officers and directors as a group.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
All transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are reviewed and discussed by the Board of Directors, whether or not the applicable transaction must be disclosed under federal securities laws, and the Board of Directors may approve or disapprove of the Company entering into the transaction. All related party transactions also are reviewed and approved by the Audit Committee. Any director with a direct or indirect interest in a transaction with the Company is required to abstain from any vote on the transaction.
The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but contains a specific exemption from this prohibition for loans made by Third Federal Savings and Loan to our executive officers and directors in compliance with federal banking regulations. The aggregate amount of our outstanding loans to our officers and directors and their related entities as of September 30, 2018 was $1,338,917. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at September 30, 2018, and were made in compliance with federal banking regulations.
Bradley Stefanski, who is Mr. Stefanski's son, is employed by the Company in our retail branch system. Bradley Stefanski was paid a salary of $86,917 and a bonus of $26,880 in fiscal year 2018 and is provided benefits commensurate with those provided to similarly situated employees. Bradley Stefanski was awarded 1,800 restricted stock units and 1,800 options with an exercise price of $14.74 per share on January 5, 2018, that in total had a grant date fair value of $28,716. The Audit Committee reviewed Bradley Stefanski's compensation for fiscal year 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and beneficial owners of more than 10 percent of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of shares of common stock, and such persons are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended September 30, 2018 or with respect to such fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and 10 percent beneficial owners were met, except that Mr. Marc Stefanski filed a late Form 4 on June 25, 2018 relating to 60,000 shares of common stock transferred to trust funds on February 28, 2018 for the benefit of his two grandchildren.

PROPOSAL TWO: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. While the Board of Directors intends to consider carefully the stockholder vote on the proposal when making future compensation decisions for the Company’s named executive officers, the final vote will not be binding and is advisory in nature.

The Board of Directors believes that the Company’s compensation policies and procedures support a pay-for-performance culture, are aligned with the long-term interests of stockholders and are designed to attract, motivate, reward and retain superior talent. A significant portion of the compensation of our named executive officers is tied closely to the performance of the Company, thus aligning our officers’ interests with those of our stockholders. The annual performance-based cash bonus paid to our named executive officers under the Management Incentive Plan is based on the Company’s net income, subject to certain adjustments, which is a key metric of Company performance and indicator of stockholder return, and provides that no bonus is paid if a threshold level of adjusted net income is not reached. The Company’s equity awards link compensation and our long-term performance, as described on page 20, which further aligns our executives’ interests with our stockholders’ interests.

The Board of Directors endorses our executive compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure set forth under the caption ‘Executive Compensation’ of the proxy statement for the 2019 annual meeting of stockholders of the Company to be held on February 21, 2019.”

The Board of Directors recommends that stockholders vote FOR the proposal to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure set forth under the caption “Executive Compensation” of this proxy statement.

PROPOSAL THREE: RATIFICATION OF THE SELECTION OF
DELOITTE & TOUCHE LLP AS THE COMPANY'S
INDEPENDENT ACCOUNTANT
Deloitte & Touche LLP served as the independent accountant to the Company for the fiscal year ended September 30, 2018 and is expected to be retained by the Company’s Audit Committee to do so for the fiscal year ending September 30, 2019, subject to the ratification of the appointment by our stockholders. A representative of Deloitte & Touche LLP is expected to be present at the 2019 annual meeting of stockholders, will have an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions from stockholders.
Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent accountant is required under the Company’s bylaws. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
The Board of Directors recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent accountant for the Company’s fiscal year ending September 30, 2019.
Fees Paid to Deloitte & Touche LLP
Audit Fees.  The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audits of the Company’s annual financial statements for the fiscal years ended September 30, 2018 and 2017 and the related reviews of the financial statements included in the Company’s Form 10-Qs filed with the SEC during each year were $963,300 and $907,500, respectively.
Audit-Related Fees.  The aggregate fees billed for assurance and related services rendered by Deloitte & Touche LLP that are reasonably related to the performance of the audits or reviews of the Company’s financial statements and are not reported under “Audit Fees” above for the fiscal years ended September 30, 2018 and 2017 were $12,500 and $11,500, respectively.
Tax Fees.  For the fiscal years ended September 30, 2018 and 2017, the aggregate fees billed for tax compliance, tax advice and tax planning services rendered by Deloitte & Touche LLP were $0 and $0, respectively.
All Other Fees.  For the fiscal years ended September 30, 2018 and 2017, the aggregate fees billed by Deloitte & Touche LLP for products or services other than those reported above were $2,047 and $2,047, respectively.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.  The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services.
Auditor Independence.  The Audit Committee believes that the non-audit services provided by Deloitte & Touche LLP are compatible with maintaining the accountant’s independence.
STOCKHOLDERS PROPOSALS FOR 2020 ANNUAL MEETING OF STOCKHOLDERS
If a stockholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2020 annual meeting of stockholders, the proposal must conform to the applicable proxy rules of the SEC concerning the submission and content of proposals and must be received by the Company prior to the close of business on September 10, 2019. In addition, if a stockholder intends to present a proposal at the Company’s 2020 annual meeting of stockholders without the inclusion of the proposal in the Company’s proxy materials, and written notice of the proposal is not received by the Company on or before November 23, 2019, proxies solicited by the Board of Directors for the 2020 annual meeting of stockholders will confer discretionary authority to vote on the proposal if presented at the meeting. Stockholders should submit proposals to the executive offices of the Company, 7007 Broadway Avenue, Cleveland, Ohio, 44105, Attention: Secretary. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS
Stockholders may send written communications to the Board of Directors, an individual director or the non-management directors as a group by mailing them to the Board of Directors, an individual director or a group of non-management directors (as applicable), c/o Secretary, TFS Financial Corporation, 7007 Broadway Avenue, Cleveland, Ohio, 44105. The letter should indicate that the author is a stockholder of the Company and, if shares are not held of record, should include appropriate evidence of stock ownership. All communications will be forwarded to the Board of Directors, the individual director or the group of non-management directors, as applicable, although the Secretary will not forward the communication if it is primarily commercial in nature, is unduly hostile, threatening, illegal or otherwise inappropriate, or if it relates to an improper or irrelevant topic. In certain situations, the Secretary may attempt to handle the inquiry directly or forward the communication for response by another associate of the Company.
Management does not know of any matter that will be presented for action at the meeting other than the items referred to in this proxy statement. If any other matter properly comes before the meeting, the persons named in the proxy will vote on that matter in accordance with their judgment. For each other item that properly comes before the meeting, the vote required will be determined by applicable law, NASDAQ requirements and the Company’s governing documents.

TFS FINANCIAL CORPORATION
ATTN: CORPORATE SECRETARY
7007 BROADWAY AVENUE
CLEVELAND, OH 44105

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 02/20/2019 for shares held directly and by 11:59 P.M. ET on 02/15/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 02/20/2019 for shares held directly and by 11:59 P.M. ET on 02/15/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Martin J. Cohen	☐	☐	☐
1B Robert A. Fiala	☐	☐	☐
1C John P. Ringenbach	☐	☐	☐
1D Ashley H. Williams	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Advisory vote on compensation of named Executive Officers.	☐	☐	☐
3. To ratify the selection of Deloitte & Touche LLP as the Company's independent accountant for the Company's fiscal year ending September 30, 2019.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions) ☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000393077_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice of Annual Meeting of Stockholders and Proxy Statement is/are available at www.proxyvote.com .

TFS FINANCIAL CORPORATION
Annual Meeting of Stockholders
February 21, 2019 9:00 AM
This proxy is solicited by the Board of Directors

REVOCABLE PROXY

The undersigned hereby appoints Marc A. Stefanski and Meredith S. Weil with full power of substitution to vote, as indicated herein, all the shares of common stock of TFS FINANCIAL CORPORATION held of record by the undersigned on December 24, 2018, at the Annual Meeting of Stockholders to be held on February 21, 2019, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

This proxy, when properly executed, will be voted as specified by the stockholder. If no such specifications are made, the proxy will be voted to elect the nominees described in item 1 and FOR proposals 2 and 3.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000393077_2 R1.0.1.17